Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

PERFORMANCE MANAGEMENT ASSOCIATES, INC.

JAMES A. WRISLEY

PAULETTE WRISLEY

and

SM&A

i

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 14 2007, by and among (i) SM&A, a Delaware corporation (“Buyer”), (ii) Performance Management Associates, Inc., a California corporation (the “Company”), and (iii) James A. Wrisley and Paulette Wrisley (the “Shareholders”).  Buyer, the Company, and the Shareholders are sometimes individually referred to as a “Party,” and collectively as the “Parties.”

RECITALS

A.                                   The Shareholders own all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

B.                                     The Shareholders desire to sell, and Buyer desires to purchase, all of the Shares for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows (Section 13.1 contains definitions of certain capitalized terms used in this Agreement):

ARTICLE 1

SALE AND TRANSFER OF SHARES; CLOSING

1.1                                 Shares.  On the terms and subject to the conditions of this Agreement, at the Closing, the Shareholders will sell, transfer and deliver the Shares to Buyer, free and clear of any Encumbrances, and Buyer will purchase the Shares from the Shareholders.

1.2                                 Purchase Price; Payments at Closing.

(a)                                  As full consideration for the transfer of the Shares, the Shareholders shall be entitled to receive, on the terms and conditions set forth in this Agreement, an aggregate amount equal to the sum of (i) Two Million Five Hundred Thousand Dollars ($2,500,000), (ii) minus the aggregate amount of Indebtedness of the Company outstanding on the Closing Date, (iii) plus or minus the Net Working Capital Adjustment, if any, (iv) plus Five Hundred Thousand Dollars ($500,000) in common stock of Buyer, and (v) plus the Earn-Out Consideration, and subject to adjustment in accordance with Sections 1.5 and 1.6 (as so adjusted, the “Purchase Price”), payable as described below.  The Earn-Out Consideration shall be earned, calculated and paid in accordance with Section 1.7.  All Purchase Price payments shall be allocated between the Shareholders in proportion to their Share ownership.

(b)                                 At the Closing, Buyer shall:

(i)                                     pay and discharge the Indebtedness of the Company outstanding on the Closing Date by payment(s) to each creditor thereof of the amount set forth on the Closing Payment Certificate required to discharge in full the portion of the Indebtedness held by such creditor by wire transfer of immediately available funds to the bank account specified in the payoff letter provided by such creditor;

(ii)                                  deliver to the Shareholders certificates representing 80,671 shares of common stock of Buyer (the “Buyer Shares”); and

(iii)                               deliver to the Shareholders, in immediately available funds, an amount in cash equal to (A) Two Million Five Hundred Thousand Dollars ($2,500,000), (B) minus the Estimated Working Capital Deficiency, or plus the Estimated Working Capital Surplus, as applicable, (C) minus the aggregate amount of Indebtedness of the Company outstanding on the Closing Date, and (D) minus an amount equal to the Holdback Amount (such cash, the “Closing Cash Payment”).

1.3                                 Closing.  The closing of the transactions contemplated hereby (the “Closing”) will occur on the date hereof, upon execution of this Agreement by all parties hereto, at the offices of Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, CA  90071-3106, or at such other place and time as shall be agreed upon by Buyer and the Shareholders.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”  The sale of the Shares contemplated by this Agreement shall be deemed to take place and to be effective at 12:01 a.m., Pacific time, on the Closing Date.

1.4                                 Closing Deliveries.  At the Closing:

(a)                                  the Shareholders will deliver to Buyer:

(i)                                     certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer, free and clear of any Encumbrances;

(ii)                                  a certificate certified by a duly authorized officer of the Company, setting forth the amount of Indebtedness owing by the Company as of the Closing Date, and the Persons to whom such amounts are to be paid at the Closing (the “Closing Payment Certificate”);

(iii)                               resignations from each director and officer of the Company then in office;

(iv)                              a copy of the Company’s articles of incorporation certified by the Secretary of State of the State of California within five (5) days prior to the Closing Date;

(v)                                 a good standing certificate of the Company from the Secretary of State of the State of California dated within five (5) days prior to the Closing Date;

(vi)                              a certificate of the secretary or an assistant secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (A) there being no amendments to the articles of incorporation of the Company since the date of the certificate referred to in Section 1.4(a)(v) above; (B) the bylaws of the Company; and (C) the resolutions of the board of directors and Shareholders (which are in full force and effect on the Closing Date) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(vii)                           a certificate of the Company, dated the Closing Date, executed by a duly-authorized officer of the Company, certifying the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement and such other documents relating to the transactions contemplated by this Agreement;

(viii)                        a properly executed statement dated as of the Closing Date, in a form reasonably acceptable to Buyer, that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2); and

(ix)                                such other documents as Buyer may reasonably request for the purpose of evidencing the satisfaction of any action to be taken on the Closing Date referred to in Article 8 or otherwise facilitating the consummation or performance of any of the transactions contemplated hereby;

(b)                                 Buyer will deliver to each creditor to whom any Indebtedness is owing by the Company on the Closing Date, the payment in full of such Indebtedness in accordance with Section 1.2(b)(i); and

(c)                                  Buyer will deliver to the Shareholders:

(i)                                     the certificates representing the Buyer Shares;

(ii)                                  the Closing Cash Payment;

(iii)                               a certificate of Buyer, dated the Closing Date, executed by a duly-authorized officer of Buyer, certifying the incumbency and genuineness of the signatures of each officer of Buyer executing this Agreement and such other documents relating to the transactions contemplated by this Agreement;

(iv)                              a good standing certificate of Buyer from the Secretary of State of Delaware within five (5) days prior to the Closing Date;

(v)                                 the resolutions of the board of directors of Buyer (which are in full force and effect on the Closing Date) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(vi)                              such other documents as the Shareholders may reasonably request for the purpose of evidencing the satisfaction of any action to be taken on the Closing

Date referred to in Article 8 or otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

1.5                                 Determination of Purchase Price; Initial Adjustment.

(a)                                  Prior to the Closing Date, the Company shall have prepared and delivered to Buyer (i) an estimated balance sheet as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) and (ii) a good faith estimate of the Working Capital as of the Closing Date (the “Estimated Closing Working Capital”).  The Estimated Closing Balance Sheet will be prepared in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Most Recent Financial Statements, to the extent applicable, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.

(b)                                 On the Closing Date, if the Estimated Closing Working Capital is less than the Target Working Capital, the Buyer shall reduce the Closing Cash Payment by the dollar amount of the shortfall (the “Estimated Working Capital Deficiency”).  On the Closing Date, if the Estimated Closing Working Capital is greater than the Target Working Capital, the Buyer shall increase the Closing Cash Payment by the dollar amount of the excess (the “Estimated Working Capital Surplus”).

1.6                                 Closing Balance Sheet; Dispute Resolution; Purchase Price Adjustment.

(a)                                  Within the sixty (60) day period following the Closing Date, Buyer shall prepare and deliver to the Shareholders a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”) and a working capital statement (the “Closing Working Capital Statement”) setting forth Buyer’s calculation of the Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”).  The Closing Balance Sheet and the Closing Working Capital Statement each will be prepared in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Most Recent Financial Statements, to the extent applicable, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.  In connection with the review of the Closing Balance Sheet, Buyer shall provide to the Shareholders reasonable access to all relevant books and records and personnel of the Company.

(b)                                 If the Shareholders disagree with the determination of the Closing Working Capital as shown on the Closing Working Capital Statement, the Shareholders shall notify the Buyer in writing of such disagreement within thirty (30) calendar days after delivery of the Closing Working Capital Statement to the Shareholders, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement, and provide reasonable supporting documentation for each such disagreement.  After the end of such thirty (30) calendar day period, neither Buyer nor the Shareholders may introduce additional disagreements with respect to any item in the Closing Working Capital Statement or increase the dollar amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Shareholders and will be final and binding upon the Parties except to the extent that corollary adjustments thereto are necessarily required as a result of resolution of the disputed items that were so identified.

(c)                                  Buyer and the Shareholders shall negotiate in good faith to resolve any such disagreement.  If Buyer and the Shareholders are unable to resolve all disagreements properly identified by the Shareholders pursuant to Section 1.6(b) within fifteen (15) calendar days after delivery to Buyer of written notice of such disagreements, then such disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Arbitrator”).  The Accounting Arbitrator shall be a Neutral Accounting Firm selected by mutual agreement of Buyer and the Shareholders; provided, that (i) if, within twenty (20) calendar days after the Shareholders have delivered their notice of disagreement to the Buyer pursuant to Section 1.6(b), the Parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, each Party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any Party does not select a Neutral Accounting Firm within two (2) calendar days of written demand therefor by the other Party, the Neutral Accounting Firm selected by the other Party shall act as the Accounting Arbitrator.  Each of Buyer and the Shareholders may present a supporting brief to the Accounting Arbitrator (in which case the presenting Party shall provide a copy thereof to the other Party) within ten (10) days following the appointment of the Accounting Arbitrator.  Within ten (10) days of receipt of a supporting brief, the receiving Party may present a responsive brief to the Accounting Arbitrator (in which case it shall provide a copy thereof to the other Party).  Each of Buyer and the Shareholders may make an oral presentation to the Accounting Arbitrator (in which case it shall provide prompt prior notice of such presentation to the other Party) within twenty (20) days of appointment of the Accounting Arbitrator.  The Accounting Arbitrator will only consider such briefs and presentations and those items and amounts set forth in the Closing Working Capital Statement as to which Buyer and the Shareholders have disagreed within the time periods and on the terms specified in this Section 1.6 and shall not conduct an independent review.  The Accounting Arbitrator shall deliver to Buyer and the Shareholders, as promptly as practicable and in any event within sixty (60) days after such Accounting Arbitrator’s appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement.  The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review.  The determination of the Accounting Arbitrator shall be final and binding.  The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by Buyer on the one hand, and the Shareholders on the other hand; provided that if the difference between the Accounting Arbitrator’s determination of the disputed items and the determination of the disputed items that would have resulted from the use of the proposed calculations of Buyer, on the one hand, and the Shareholders, on the other hand (the “Erroneous Party”) is more than twice as great as the difference between the Accounting Arbitrator’s determination of the disputed items and the determination of the disputed items that would have resulted from the use of the other Party’s proposed calculations, the Erroneous Party shall pay all fees and expenses of the Accounting Arbitrator.

(d)                                 If the Closing Working Capital as finally determined in accordance with this Section 1.6 is less than the Estimated Closing Working Capital, then, within fifteen (15)

days following the final determination of the Closing Working Capital, the Shareholders shall pay to Buyer an amount in cash equal to such deficiency.  If the Closing Working Capital as finally determined in accordance with this Section 1.6 is more than the Estimated Closing Working Capital, within fifteen (15) days following such final determination, Buyer shall pay to the Shareholders an amount in cash equal to such excess.

1.7                                 Earn-Out Consideration.

(a)                                  The Shareholders shall be entitled, subject to the terms and conditions hereof, to receive as additional cash consideration for the transfer of the Shares, additional cash payments (the “Earn-Out Consideration”) based on: (i) the employment of James Wrisley (“Wrisley”) by the Company or the Buyer and (ii) the Actual Revenue Growth of the Company during each of the three consecutive twelve month periods following the Closing Date (each, an “Earn-Out Period” and the entire period from the first day of the Earn-Out Period to the end of the final Earn-Out Period, the “Earn-Out Term”), as described below.

(b)                                 Earn-Out Consideration may be paid as follows:

(i)                                     Within sixty (60) calendar days following the last day of the relevant Earn-Out Period, the Company shall deliver the Minimum Payment to the Shareholders; provided, however, if either (A) the Company or Buyer terminates Wrisley’s employment for “Cause” (as defined in Wrisley’s employment agreement with the Company) or (B) Wrisley terminates his employment with the Company or Buyer without “Good Reason” (as defined in Wrisley’s employment agreement with the Company or Buyer) the Shareholders shall receive a pro-rated portion of the payment under this Section 1.7(b)(i) for the period in which termination occurs (based on number of days Wrisley was so employed during the Earn-Out Period), but shall not be entitled to any payments for any subsequent Earn-Out Periods.

(ii)                                  In addition to the foregoing, the Shareholders shall receive the Earn-Out Payment (as defined and calculated in accordance with Sections 1.7(c) and (d) below) for each Earn-Out Period.  In the event that the Percentage Growth Achieved for the Third Earn-Out Period is less than one hundred percent (100%), then the Unearned Earn-Out for Third Earn-Out Period shall be forfeited, and Buyer shall have no further obligation to pay such amounts to the Shareholders.  Example calculations of the Earn-Out Payments for the three Earn-Out Periods are set forth on Schedule 1.7(b)(ii).

(c)                                  For purposes of calculating the Earn-Out Consideration, and subject to the terms of Section 1.7(d), the following terms shall have the following meanings:

(i)                                     “Actual Revenue Growth” means:

(A)                              for the First Earn-Out Period, Annual Revenue for such Earn-Out Period less Prior Year Revenue;

(B)                                for the Second Earn-Out Period, Annual Revenue for such Earn-Out Period, plus any Excess Revenue for the First Earn-Out Period, less Total First Period Revenue; and

(C)                                for the Third Earn-Out Period, Annual Revenue for such Earn-Out Period, plus any Excess Revenue for the Second Earn-Out Period (including any carryover of Excess Revenue from the First Earn-Out Period as a result of such excess being included in the Actual Revenue Growth for the Second Earn-Out Period) less Total Second Period Revenue.

(ii)                                  “Annual Revenue” means, for any Earn-Out Period, the amount of revenue, excluding expenses, from the Business generated by the Company, as determined in accordance with GAAP and the dispute resolution procedure set forth in Section 1.7(d) below.

(iii)                               “Earn-Out Payment” means, for any Earn-Out Period, the Maximum Payment for such Earn-Out Period multiplied by the Percentage Growth Achieved for such Earn-Out Period.

(iv)                              “Excess Revenue” means, for any Earn-Out Period, the amount by which Actual Revenue Growth for that Earn-Out Period exceeds Target Revenue Growth for the Earn-Out Period, if any.

(v)                                 “First Earn-Out Period” means the time period beginning on the first day of the month after the month in which the Closing occurs, and ending on the last day of the twelfth month thereafter.

(vi)                              “Maximum Payment” with respect to the Earn-Out Payments means:

(A)                              for the First Earn-Out Period, Two Hundred Seventy Five Thousand dollars ($275,000);

(B)                                for the Second Earn-Out Period, Two Hundred Seventy Five Thousand dollars ($275,000), plus the amount of any Unearned Earn-Out for the First Earn-Out Period; and

(C)                                for the Third Earn-Out Period, Seven Hundred Thousand dollars ($700,000), plus the amount of any Unearned Earn-Out for the Second Earn-Out Period(including any carryover of Unearned Earn-Out from the First Earn-Out Period as a result of such Unearned Earn-Out being included in the Maximum Payment for the Second Earn-Out Period);

provided that in no event shall the aggregate of all Earn-Out Payments exceed $1,250,000.

(vii)                           “Minimum Payment” means (A) for the First Earn-Out Period, two hundred twenty-five thousand dollars ($225,000), (B) for the Second Earn-Out Period, two hundred twenty-five thousand dollars ($225,000), and (C for the Third Earn-Out Period, three hundred thousand dollars ($300,000).

(viii)                        “Percentage Growth Achieved” means, for any Earn-Out Period, the percentage obtained by dividing (A) the Actual Revenue Growth for such Earn-Out Period by (B) the Target Revenue Growth for such Earn-Out Period, and then multiplying by one hundred (100); provided that Percentage Growth Achieved may not exceed one hundred percent (100%).

(ix)                                “Prior Year Revenue” means Four Million Six Hundred Thousand dollars ($4,600,000).

(x)                                   “Revenue Shortfall” means, for any Earn-Out Period, the amount by which Target Revenue Growth for that Earn-Out Period exceeds Actual Revenue Growth for that Earn-Out Period, if any.

(xi)                                “Second Earn-Out Period” means the time period beginning on the first day following the expiration of the First Earn-Out Period, and ending on the last day of the twelfth month thereafter.

(xii)                             “Target Revenue Growth” means:

(A)                              for the First Earn-Out Period, Six Hundred Thousand dollars ($600,000);

(B)                                for the Second Earn-Out Period, One Million dollars ($1,000,000), plus the amount of any Revenue Shortfall for the First Earn-Out Period; and

(C)                                for the Third Earn-Out Period, One Million Three Hundred Thousand dollars ($1,300,000), plus the amount of any Revenue Shortfall for the Second Earn-Out Period.

(xiii)                          “Third Earn-Out Period” means the time period beginning on the first day following the expiration of the Second Earn-Out Period, and ending on the last day of the twelfth month thereafter.

(xiv)                         “Total First Period Revenue” means the amount of Annual Revenue generated during the First Earn-Out Period.

(xv)                            “Total Second Period Revenue” means the amount of Annual Revenue generated during the Second Earn-Out Period.

(xvi)                         “Unearned Earn-Out” means, for the First or Second Earn-Out Period, the amount by which the Maximum Payment for such Earn-Out Period exceeded the Earn-Out Payment for such Earn-Out Period.

(d)                                 Annual Revenue and the resulting Earn-Out Payment for each Earn-Out Period shall be determined and paid as follows:

(i)                                     Within thirty (30) days following the end of each Earn-Out Period, Buyer will deliver to the Shareholders a statement in writing setting forth Buyer’s determination of the Annual Revenue for such Earn-Out Period, and a calculation of the resulting Earn-Out Payment to be made by Buyer for such Earn-Out Period (each such statement, a “Buyer Earn-Out Statement”).  An example calculation of the Earn-Out Payments for the three Earn-Out Periods is set forth on Schedule 1.7(b)(ii).

(ii)                                  The Shareholders shall have a period of up to thirty (30) days following the Shareholders’ receipt of a Buyer Earn-Out Statement to review Buyer’s calculation of Annual Revenue and the applicable Earn-Out Payment.  In connection with the review of the Buyer Earn-Out Statement, Buyer shall provide to the Shareholders reasonable access to all relevant books and records and personnel of the Company.  If, as a result of such review, the Shareholders disagree with such Earn-Out Payment, the Shareholders shall deliver to Buyer a written notice of disagreement (an “Earn-Out Dispute Notice”) prior to the expiration of such thirty (30) day review period setting forth the basis for such dispute.  Upon Buyer’s receipt of an Earn-Out Dispute Notice, Buyer and the Shareholders agree to negotiate in good faith to resolve the dispute set forth in the Earn-Out Dispute Notice.  If Buyer and the Shareholders have not resolved the dispute within thirty (30) days following Buyer’s receipt of the Earn-Out Dispute Notice (or such longer period of time as Buyer and the Shareholders may mutually agree), then Buyer and the Shareholders agree to finally resolve such dispute in accordance with Section 1.7(d)(iii) below.

(iii)                               If Buyer and the Shareholders cannot reach agreement as described in Section 1.7(d)(ii) above, then the dispute shall be promptly referred to an Accounting Arbitrator, who shall be selected in accordance with the same process described in Section 1.6(c), for binding resolution.  The Accounting Arbitrator shall determine the applicable Earn-Out Payment owed at such time, in accordance with the provisions of this Agreement, as promptly as may be reasonably practicable and shall endeavor to complete such process within a period of no more than sixty (60) days.  The determination of the Accounting Arbitrator, absent manifest error, shall be final and binding on Buyer and the Shareholders, effective as of the date the Accounting Arbitrator’s written opinion is received by Buyer and the Shareholders.  Buyer and the Shareholders shall each pay their own respective costs and expenses in connection with the foregoing dispute resolution process, but Buyer and the Shareholders shall share equally the costs and expenses of the Accounting Arbitrator, provided that if there is an Erroneous Party as described in Section 1.6(c) with respect to the disputed items at issue, then the Erroneous Party shall pay all fees and expenses of the Accounting Arbitrator.

(iv)                              Prior to the date that is the later of (A) ten (10) days following the final determination of the Earn-Out Payment in accordance with this Section 1.7(d) (whether by failure of the Shareholders to deliver an Earn-Out Dispute Notice within the required time period, by agreement of the parties, or by receipt of an opinion of the Accounting Arbitrator), and (B) two (2) months following the end of the relevant Earn-Out Period, Buyer shall pay to the Shareholders an amount in cash equal to the Earn-Out Payment as finally determined in accordance with this Section 1.7(d).  In the event that the Percentage Growth Achieved for the Third Earn-Out Period is less than one hundred percent (100%), then the Unearned Amount for the Third Earn-Out Period shall be forfeited, and Buyer shall have no further obligation to pay such amount to the Shareholders.

(e)                                  The calculation of Earn-Out Payment set forth above assumes that Wrisley remains employed by the Company during the entire Earn-Out Term.  Otherwise, the following adjustments shall be made to the calculation of Earn-Out Payment:

(i)                                     In the event that Wrisley voluntarily terminates his employment with the Company or Buyer without Good Reason or the Company or Buyer terminates his employment for Cause during any Earn-Out Period, then (A) the Shareholders shall not be entitled to any Earn-Out Payment for any subsequent Earn-Out Period, and (B) the Earn-Out Payment for such Earn-Out Period shall be adjusted as follows: (1) Unearned Earn-Out for any previous Earn-Out Period shall not be included in the calculation of the Maximum Payment for such Earn-Out Period; (2) Annual Revenue Growth for such Earn-Out Period (the “Annualized Revenue”) shall equal (a) the Annual Revenue for such Earn-Out Period through the month during which Wrisley’s employment is terminated in the manner described above in this Section 1.7(e)(i) (such number of months, the “Elapsed Months”), divided by (b) the number of Elapsed Months, multiplied by (c) twelve (12); (3) the Percentage Growth Achieved for such Earn-Out Period shall be determined by replacing Annual Revenue in the definition of Actual Revenue Growth with Annualized Revenue; and (4) the Maximum Payment for such Earn-Out Period shall equal the Maximum Payment that would otherwise have been applicable, multiplied by the number of Elapsed Months, divided by twelve (12).

(ii)                                  In the event that Wrisley is terminated by the Company or Buyer after the Closing without Cause or his employment is terminated by death or “Disability” (as defined in his employment agreement with the Company or Buyer during any Earn-Out Period, then the Shareholders shall be entitled to receive the Maximum Payment for such Earn-Out Period and any subsequent Earn-Out Period(s), provided that no Unearned Earnouts relating to any previous Earn-Out Period(s) shall be included in the calculation of such Maximum Payment(s).

1.8                                 Holdback.  Buyer shall withhold an amount equal to the Holdback Amount from the payment of cash at the Closing (the “Holdback”).  In the event the Shareholders are required to indemnify Buyer for breaches of representations, warranties or covenants set forth in the definitive agreement, Buyer may deduct any amounts due to it from the Holdback.  Any portion of the Holdback remaining after deducting any amounts used or set aside to satisfy indemnity claims in accordance with the terms hereof, plus interest on such remaining portion earned under the investment vehicle selected by the Shareholders at the Closing, will be released at the end of the Holdback Period.  The Holdback shall not limit the Shareholders’ indemnification obligations to Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders, jointly and severally, represent and warrant to Buyer as set forth below.

2.1                                 Authority and Enforceability.  The Shareholders have the legal capacity to execute, deliver and perform his or her obligations under this Agreement and each of the

Transaction Documents to which the Shareholders are a party.  The execution and delivery of this Agreement and the other Transaction Documents to which the Shareholders are parties, and the performance of his or her obligations hereunder and thereunder, have been approved by the Shareholders and do not require any further authorization or consent.  This Agreement has been, and each such Transaction Document will be as of the Closing, duly executed and delivered by the Shareholders and (assuming the due authorization, execution and delivery by Buyer and the Company), this Agreement constitutes, and each of the Transaction Documents to which the Shareholders are parties when executed and delivered will constitute, the legal, valid and binding agreement of the Shareholders, enforceable against the Shareholders in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

2.2                                 No Violation of Law and Agreements.  Except as set forth on Schedule 2.2, the execution and delivery by the Shareholders of this Agreement and each of the Transaction Documents to which the Shareholders are parties, and the performance by the Shareholders of his or her obligations hereunder or thereunder, does not and will not:

(a)                                  violate any Court Order or arbitration award that names a Shareholder, or violate any provision of applicable Law relating to any Shareholder; or

(b)                                 require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority or any other Person; or

(c)                                  require a consent, approval or waiver from, or notice to, any party to any contract, agreement or commitment to which any Shareholder is a party; or

(d)                                 result in a breach or creation of an Encumbrance upon the Shares; or

(e)                                  constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in the acceleration of obligations, loss of benefit or increase in any liabilities or fees under, or create in any party the right to payment under or the right to terminate, cancel or modify, any contract, agreement or commitment to which any Shareholder is a party.

2.3                                 No Litigation or Regulatory Action.  There is no Action pending or, to the Knowledge of the Shareholders, threatened, against the Shareholders or his or her Affiliates before any Governmental Authority that seeks to prevent, hinder, delay, enjoin or otherwise challenge the consummation of any of the transactions contemplated hereby.  There is no Action pending or, to the Knowledge of the Shareholders, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement.  There are no outstanding Court Orders or arbitration awards against any of the Shareholders, the Shares, or any other of his or her assets or properties which would prohibit or enjoin the consummation of the transactions contemplated by this Agreement.

2.4                                 Ownership of Shares.  The Shareholders are the owners, both beneficially and of record, of the Shares, free and clear of Encumbrances or any other restrictions on transfer (other than any restrictions under federal and state securities Laws) of the Shares set forth opposite such shareholder’s name on Schedule 2.4.  The Shareholders are not parties to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Shares (other than this Agreement).  The Shareholders are not parties to any voting trust, proxy or other agreement or understanding with respect to the voting of any Share.

2.5                                 Investment Intention.  The Shareholders have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of acquiring the Buyer Shares.  The Shareholders confirm that Buyer has made available to him or her the opportunity to ask questions of the officers and management of Buyer and to acquire additional information about the business, assets and financial condition of Buyer.  The Shareholders will acquire his or her interest in Buyer for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein.  The Shareholders understand that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act, nor any state or any other applicable securities Law, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon the Shareholders’ representations in this Agreement.  The Shareholders understand that no part of the interest in Buyer which the Shareholders acquire may be resold unless such resale is registered under the Securities Act, and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available.  The Shareholders represent that he and/or she is familiar with Securities Act Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Each of the Shareholders is an “accredited investor” as defined in the Securities Act.

2.6                                 Legends.  The Shareholders understand that the certificates evidencing the Buyer Shares may bear one or more restrictive legends, including, without limitation, legends substantially as follows:

“These securities have not been registered under the Securities Act, or any state securities laws.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act and any applicable state securities laws or pursuant to an exemption under such laws, together with, in certain cases, an opinion of counsel reasonably satisfactory to the issuer that such registration is not required.”

“A portion of these securities may not be sold, offered for sale, pledged or hypothecated during the first six (6) month period following the first anniversary of the Closing Date.”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholders, jointly and severally, represent and warrant to Buyer as set forth below.

3.1                                 Organization and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California.  The Company is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified, except where the failure to do so would not result in a Material Adverse Effect.  Schedule 3.1 sets forth a true and complete list of all jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation.  The Company has all necessary corporate power and authority to own or lease the assets it purports to own or lease and to carry on its business in the manner currently conducted.

3.2                                 Authority and Enforceability.  The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and each Transaction Document to which the Company is a party and to perform its obligations hereunder and thereunder.  This Agreement has been, and each such Transaction Document will be as of the Closing, duly authorized, executed and delivered by the Company and has been duly approved by the Company’s board of directors and the Shareholders of the Company, and (assuming the due authorization, execution and delivery by Buyer and the Shareholders) this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

3.3                                 Conflicts.  The execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, and the performance by it of its obligations hereunder or thereunder, does not and will not:

(a)                                  violate or conflict with any provision of the articles of incorporation or bylaws of the Company;

(b)                                 (i) violate any provision of applicable Law relating to the Company, (ii) violate any provision of any Court Order or arbitration award to which the Company is subject, or (iii) except as set forth on Schedule 3.3, require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority or any other Person; or

(c)                                  except as set forth on Schedule 3.3, (i) require a consent, approval or waiver from, or notice to, any party to a Material Contract, or (ii) conflict with, result in a breach or creation of any Encumbrance, constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, cancel, modify, abandon or accelerate any provision of any Material Contract to which the Company is a party.

3.4                                 Capitalization.  The total authorized capital stock of the Company consists of ten thousand (10,000) shares of Common Stock, no par value(“Common Stock”), of which ten thousand (10,000) shares are issued and outstanding.  All issued and outstanding shares of the Common Stock are validly issued, fully paid and nonassessable, were issued in compliance with all federal and state securities Laws and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.  No preemptive rights, rights of first refusal or similar rights exist with respect to any shares of capital stock of the Company and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.  There are no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company; (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.  There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company; there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company; and the Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.  All of the issued and outstanding shares of Common Stock are held of record by the Shareholders.

3.5                                 Financial Statements.  Attached as Schedule 3.5 are true and complete copies of the Company’s (i) unaudited balance sheet dated June 30, 2007, reviewed by independent accountants (the “Most Recent Balance Sheet Date”), and the related unaudited income statement for the six (6) month period ended on the Most Recent Balance Sheet Date (together, the “Most Recent Financial Statements”); and (ii) reviewed balance sheets dated December 31, 2006 and December 31, 2005, and the related income statement for the fiscal year then ended (collectively, the “Year-End Financial Statements”, and together with the Most Recent Financial Statements, the “Financial Statements”).  The Financial Statements present fairly the financial position and results of operations of the Company as at and for the respective periods then ended, and have been prepared in accordance with GAAP, consistently applied, and subject in the case of the Most Recent Financial Statements, to year end adjustments which shall not be material in amount.

3.6                                 No Undisclosed Liabilities.  The Company does not have any liabilities, debts or obligations (whether absolute, accrued, contingent, matured, unmatured or otherwise) except for (a) liabilities disclosed, reflected or reserved against on the Most Recent Balance Sheet, (b) liabilities incurred since the Most Recent Balance Sheet Date in the ordinary course of business, (c) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby, (d) those liabilities set forth on Schedule 3.6 and (e) liabilities that would not, individually result in Losses greater than $10,000 or result in Losses greater than $200,000 in the aggregate.  To the extent that there is a representation or warranty in this Agreement that specifically addresses any particular type of liability, debt or obligation, the terms of such specific representation or warranty and any limitation regarding such representation or warranty (including but not limited to any Knowledge qualification) shall apply to such type of liability, debt or obligation and the representation contained in this Section 3.6 shall not apply.

3.7                                 Operations Since Most Recent Balance Sheet Date.  Except as set forth on Schedule 3.7, since the Most Recent Balance Sheet Date, the Company has conducted its business in the ordinary course and there has not been a Material Adverse Effect.  Except as set forth on Schedule 3.7, since the Most Recent Balance Sheet Date, the Company has not:

(i)                                     mortgaged, pledged or otherwise encumbered any of its properties or assets or sold, assigned, leased (as lessor or lessee), licensed, transferred, abandoned or otherwise disposed of any of its properties or assets, tangible or intangible, with a book or fair market value of more than Twenty Five Thousand Dollars ($25,000);

(ii)                                  acquired any assets with a value of more than Twenty Five Thousand Dollars ($25,000), or made or committed to make (individually or in a series of interdependent commitments) any capital expenditures in excess of Twenty Five Thousand Dollars ($25,000);

(iii)                               (A) made, granted or instituted any bonus, wage or salary increase or committed, orally or in writing, to any such increase to any director, officer, employee or group of employees (other than bonus, wage and salary increases in the ordinary course of business consistent with past practice), (B) made, granted or instituted any increase or committed, orally or in writing, to any such increase in any existing Benefit Plan, amended any of the Benefit Plans, or adopted any new additional pension, profit-sharing, deferred compensation, severance pay, retirement or other employee benefit plan or similar arrangement, (C) hired new employees or independent contractors other than in the ordinary course of business consistent with past practice, or (D) entered into any new employment, severance, consulting or other compensation agreement with any existing director, officer, independent contractor or employee;

(iv)                              suffered any damage, destruction, loss or casualty with respect to any property or any interruption in the use of its property (whether or not covered by insurance), or experienced any changes in the amount and scope of insurance coverage;

(v)                                 created, incurred, assumed or guaranteed any Indebtedness;

(vi)                              set aside, paid or declared any dividends or made any other distributions on its equity securities of any class (whether in cash or in kind) or purchased, redeemed or otherwise acquired any of its equity securities of any class;

(vii)                           accelerated, terminated or made modifications to, or cancelled any Business Agreement;

(viii)                        made any capital investment in, or acquired any capital stock of or line of business or division of any Person;

(ix)                                transferred, assigned or granted any license or sublicense of any rights with respect to any Intellectual Property Rights of the Company;

(x)                                   made or authorized any change in its articles of incorporation or bylaws;

(xi)                                issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xii)                             entered into any transaction with any of its Shareholders, directors, officers or employees (or any Affiliate of any thereof), other than related to written employment arrangements existing on the Most Recent Balance Sheet and disclosed on Schedule 3.17(a);

(xiii)                          made any loans or advances of money, other than ordinary course travel or expense advances to employees consistent with past practices;

(xiv)                         changed its accounting methods or principles or practices, or reversed any accruals, other than as required by GAAP;

(xv)                            changed any of its practices or policies with respect to the collection of accounts receivable or the payment of accounts payable; or

(xvi)                         other than agreements with Buyer or its Affiliates relating to the transactions contemplated hereby, agreed or committed, whether orally or in writing, to do any of the foregoing.

3.8                                 Taxes.

(a)                                  Filing of Tax Returns and Payment of Taxes.  The Company has timely filed all material Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all material respects.  All Taxes that have become due and payable by the Company have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the Most Recent Balance Sheet Date in an amount that exceeds the corresponding reserve therefor separately identified in Schedule 3.8(b), if any, as reflected in the Most Recent Financial Statements, and any Taxes of the Company arising after such date and at or before the Closing have been or will be incurred in the ordinary course of the Company’s business.  The Company has delivered to the Buyer true, correct and complete copies of all Tax Returns filed by or with respect to it with respect to Taxable periods ended after December 31, 2001 (the “Delivered Tax Returns”), and has delivered or made available to the Buyer all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.

(b)                                 Deficiencies.  No deficiency or adjustment in respect of Taxes in writing has been proposed, asserted or assessed by any Tax authority against the Company.  There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

(c)                                  Liens.  There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company.

(d)                                 Extensions to Statute of Limitations for Assessment of Taxes.  The Company has not consented to extend the time in which any Tax may be assessed or collected by any Tax authority.

(e)                                  Extensions of the Time for Filing Tax Returns.  The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.

(f)                                    Pending Proceedings.  There is no action, suit, Tax authority proceeding, or audit with respect to any Tax now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company.

(g)                                 No Failures to File Tax Returns.  No claim has ever been made by a Tax authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(h)                                 Elections.  The Company has not made any material elections with respect to Taxes affecting the Company that were not made in the Delivered Tax Returns.

(i)                                     Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc.  The Company has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return.  The Company is neither a party to nor bound by any Tax sharing agreement or Tax allocation agreement.  The Company is not presently liable, nor does the Company have any potential liability, for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.

(j)                                     Adjustments under Section 481, Etc.  The Company will not be required, as a result of a change in method of accounting, either by reason of the transactions contemplated by this Agreement or for any period ending on or before the Claim Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period ending after the Closing Date.  The Company will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received or otherwise accrued economically on or prior to the Closing Date, or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law).

(k)                                  Withholding Taxes.  The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person.

(l)                                     Sales and Use Tax.  The Company has withheld all sales, use or similar Taxes which it was required to withhold and paid all such withheld Taxes and any other required sales, use or similar Taxes to the proper Tax authority.

(m)                               Permanent Establishments and Branches Outside the United States.  The Company does not have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

(n)                                 U.S. Real Property Holding Corporation.  The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(o)                                 Safe Harbor Lease Property.  None of the property owned or used by the Company is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

(p)                                 Tax-Exempt Use Property.  None of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(q)                                 Security for Tax-Exempt Obligations.  None of the assets of the Company directly or indirectly secures any indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such indebtedness.

(r)                                    Section 341(f) Consent.  The Company has not filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code prior to such repeal) owned by the Company.

(s)                                  Parachute Payments, Etc.  The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G.

(t)                                    Rulings.  There are no outstanding rulings of, or requests for rulings by, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company.

(u)                                 Divisive Transactions.  The Company has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

(v)                                 Section 83(b) Elections.  All Persons who have purchased shares of the Company’s stock that at the time of such purchase were and on the Closing Date will be subject to a substantial risk of forfeiture under Section 83 of the Code have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax laws.

(w)                               Nonqualified Deferred Compensation Plans.  Each plan, program, arrangement or agreement maintained or entered into by the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.8(w).  Since December 31, 2004, each plan, program, arrangement or agreement there identified has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and the Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(x)                                   Reportable Transactions, etc.  The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

(y)                                 Tax Return Disclosure.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(z)                                   Limitations on Net Operating Losses, Etc.  There currently are no limitations on the utilization of the net operating loses, built-in-losses, capital losses, tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code, (v) the Treasury Regulations under Section 1502 of the Code, or (vi) of any statutes, regulations or legal provisions of jurisdictions other than the United States comparable to any of the foregoing.

(aa)                            Foreign Tax Exemptions.  The Company has provided to Buyer all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government.  The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(bb)                          Foreign Tax Payments.  The Company has in its possession official foreign government receipts, if any were provided to the Company, for any Taxes paid by it to any foreign Tax authorities.

For purposes of this Section 3.8, references to the Company shall be deemed to include the Company and all of its Subsidiaries.

3.9                                 Permits.  The Company holds all Permits that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted.

3.10                           Real Property.

(a)                                  The Company does not own any real property.

(b)                                 Schedule 3.10(b) contains a true and complete list of the following, and true and complete copies of the following, or access thereto, has been provided to Buyer prior to the date hereof:

(i)                                     all leases, subleases, licenses or similar agreements (the “Leases”) of real property and interests in real property and the buildings, structures and improvements thereon pursuant to which the Company is the lessee, sublessee or licensee and which are for the use or occupancy of real property owned by a third party (each, a “Facility” and collectively, the “Facilities”), in each case, setting forth the street address or legal description of each Facility covered thereby;

(ii)                                  all contracts or options (and all amendments, extensions and modifications thereto) held by the Company or contractual obligations (and all amendments, extensions and modifications thereto) on the part of the Company to purchase or acquire any interest in real property (the “Purchase Option Agreements”); and

(iii)                               all contracts or options (and all amendments, extensions and modifications thereto) granted by the Company or contractual obligations (and all amendments, extensions and modifications thereto) on the part of the Company to sell or dispose of any interest in real property (the “Sale Option Agreements”, and together with the Leases and the Purchase Option Agreements, the “Real Property Agreements”).

(c)                                  The Real Property Agreements are in full force and effect and have not been amended except as disclosed on Schedule 3.10(c), and neither the Company, nor to the knowledge of the Company, any other party thereto is in default or breach of any such Real Property Agreement.  No event has occurred which with the passage of time or the giving of notice or both would cause a breach or default by the Company, or, to the knowledge of the Company, any other party to such Real Property Agreement, or permit the termination, modification or acceleration of rent or any other obligation thereunder.  Except as disclosed on Schedule 3.10(c), the sale of the Shares contemplated by this Agreement does not require the consent of any other party to any Real Property Agreement.  Neither the Company nor any other party to any Real Property Agreement has repudiated any provision thereof.  The Company does not intend, nor has it received written notice that any other party to any Real Property Agreement intends, to cancel, not renew or terminate such Real Property Agreement or to exercise or not exercise any option under such Real Property Agreement.  There are no disputes, oral agreements or forbearance programs in effect as to any such Real Property Agreement and no such Real Property Agreement has been modified from the copy provided to Buyer.  The Company has a valid leasehold interest in each of the Facilities pursuant to the Leases, which leasehold interests are free and clear of any Encumbrances.

(d)                                 The Facilities, to the extent of Company’s interest therein, have received all required approvals of Governmental Authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting Company’s lawful occupancy of the Facilities) required in connection with the operation thereof.  The improvements constructed on the Facilities are (x) in good operating condition and repair, subject to ordinary wear and tear, and safe for their current occupancy and use, (y) sufficient for the operation of the business of the Company as presently conducted, and (z) in conformity in all material respects with applicable Law.

(e)                                  The Company has not received any written notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to the Facilities, including, without limitation, the Americans With Disabilities Act and Environmental Laws.  There are no pending or threatened condemnation proceedings, suits or administrative actions with respect to the Facilities relating to any such parcel or other matters adversely affecting the current use, occupancy or value thereof.

3.11                           Intellectual Property.

(a)                                  Schedule 3.11(a) lists all Company Registered Intellectual Property rights and lists any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.  Each item of Company Registered Intellectual Property Rights is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid, subsisting and enforceable.  The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(b)                                 The Company possesses all right, title and interest in and to each item of material Company Intellectual Property, free and clear of any Encumbrances.  The Company owns exclusively, and has good title to, all Company Source Code and copyrighted works that are included or incorporated into or used to provide Company Products or which the Company otherwise purports to own.

(c)                                  The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was material Company Intellectual Property, to any Person.  The Company has not allowed the Company’s rights in any Technology or Intellectual Property Right that is or was material Company Intellectual Property to lapse or enter the public domain.

(d)                                 Except as would not be material, all Technology and Intellectual Property Rights used in, necessary to, or which would be infringed by the conduct of business by the Company as presently conducted or currently contemplated to be conducted, were written, invented, developed and created solely by either (i) employees of the Company acting within the scope of their employment, or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights in any Technology, to the Company, and no third party owns or has any rights to any such Technology or Intellectual Property Rights.  The Company holds, and at all times during the conduct of its business has held, a sufficient number of licenses to use any off-the-shelf software used by it in connection with the conduct of its business in order to permit it to use such software in the manner currently used without violation of any third party rights.

(e)                                  Schedule 3.11(e) sets forth all material Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company.  Other than Intellectual Property Contracts with respect to the Technology or Intellectual Property Rights of third Persons, the Company Intellectual Property constitutes all material Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted.

(f)                                    The operation of the business of the Company as it has been conducted and is currently conducted, has not and does not infringe or misappropriate any Intellectual Property Right of any Person, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service of the Company infringes or misappropriates any Intellectual Property Right of any Person (nor does the Company have Knowledge of any basis therefor).  To the knowledge of the Company, no Person is infringing or misappropriating any Technology or Intellectual Property Rights used in the operation of the business of the Company as it is currently conducted.

(g)                                 No Company Intellectual Property or Company Product is subject to any proceeding or outstanding Court Order or settlement agreement or stipulation that restricts in any manner the use, transfer, provision, sale or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Company Products.

(h)                                 Schedule 3.11(h) lists all material Intellectual Property Contracts.  The Company is not in breach of, nor has the Company failed to perform under, any of the Intellectual Property Contracts and, to the Company’s Knowledge, no other party to any such Intellectual Property Contracts is in breach thereof or has failed to perform thereunder.  All material Intellectual Property Contracts will continue in force to the benefit of Buyer after consummation of the transaction contemplated herein without the need for approval by any Person.  The consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any of the material Intellectual Property Contracts and, following the Closing Date, Buyer will be permitted to exercise all of the Company’s rights and receive all of the Company’s benefits (including payments) under material Intellectual Property Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred, and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which the Company would otherwise have been required to pay to had the transactions contemplated by this Agreement not occurred.  The Company has not received any notices from any parties to the material Intellectual Property Contracts of any intention to terminate or not renew any portion of such material Intellectual Property Contracts or to discontinue provision, development or support of any products or services provided thereunder.  No Person who has licensed any Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or modifications made by the Company in or to such Technology or Intellectual Property Rights.  No Person who has licensed any Technology or Intellectual Property Rights from the Company has ownership rights or license rights to improvements or modifications made by such Person in or to such Technology or Intellectual Property Rights.

(i)                                     The Company has taken all steps that are reasonably required to protect the confidential information and trade secrets of the Company and Company’s rights therein and to protect the confidential information and trade secrets provided by any other Person to the Company.  Except as set forth on Schedule 3.11(i), all current and former employees of the Company and independent contractors to the Company involved in the development of Technology or Intellectual Property Rights have signed the Company’s standard forms of Invention Assignment/Confidentiality Agreement, which form is attached hereto as Schedule 3.11(i) and all of which have been provided to Buyer, pursuant to which all Technology and Intellectual Property Rights developed by such employees within the scope of their employment and by such independent contractors within the scope of their contracting relationship with the Company are assigned to Company.  No current or former employees or independent contractors have excluded any prior inventions from assignment to the Company in any such agreements.

(j)                                     Neither this Agreement nor the transactions contemplated by this Agreement, by operation of law or otherwise, will result in (i) either Company or the Buyer granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Company or Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Company or Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or Buyer, respectively, prior to the Closing.

(k)                                  Schedule 3.11(k) lists all Open Source Materials used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company).  The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Product or Company Intellectual Property or used Open Source Materials to provide any Company Product; (ii) distributed Open Source Materials in conjunction with or for use with any Company Product or Company Intellectual Property; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials or that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge or with any restriction on the consideration charged therefor).

(l)                                     All products sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing conform in all material respects to applicable contractual commitments, express and implied warranties, service level commitments, product specifications and product documentation and to any representations made to customers.  The Company has no liability (and, to the Knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing contracts) for replacement, repair or redelivery thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Financial Statements.

(m)                               No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for Company capital stock) was used in the development of the Technology and Intellectual Property Rights owned by the Company.

3.12                           Compliance with Laws.  The Company has been at all times and is in compliance in all material respects with all applicable Laws.  The Company has not received any notice to the effect that it is not, and the Company has not received notice that any Action has been filed or commenced against the Company alleging that it is not, in compliance in any respect with any Law.

3.13                           Contracts.  Schedule 3.13 lists all Material Contracts, whether written or oral, that are legally enforceable by or against the Company, to which the Company is a party or by which the Company or any of its assets or properties may be bound, and specifically includes:

(a)                                  Contracts between the Company and any current or former officer, director, consultant, independent contractor or employee thereof, any partnership, corporation, joint venture or any other entity in which any such Person has an interest or any third party agency supplying the services of any consultants, employees (including temporary employees or “leased” employees) or independent contractors to the Company (including any non-competition, confidentiality, trade secret or similar agreement);

(b)                                 notes, mortgages, indentures and other agreements and instruments under which the Company has created, incurred, assumed or guaranteed any Indebtedness or under which the Company has imposed an Encumbrance on any of its assets, tangible or intangible;

(c)                                  joint venture or partnership agreements to which the Company is a party;

(d)                                 personal property leases to which the Company is a party involving total future payments in excess of Fifteen Thousand Dollars ($15,000);

(e)                                  Contracts to which the Company is a party containing covenants of the Company not to compete in a line of business or with a Person;

(f)                                    Contracts for the purchase of supplies or services and involving any future expenditures of more than $5,000 by the Company;

(g)                                 Contracts for the sale or lease of the Company’s products or the furnishing of the Company’s services;

(h)                                 warranties relating to the Company’s products or the furnishing of the Company’s services not on the Company’s standard forms;

(i)                                     sales agency, sales representative, broker, distributor, employment agency or similar contracts to which the Company is a party relating to the sale or lease of the Company’s products or the furnishing of the Company’s services or involving another Person’s products or services;

(j)                                     Contracts involving the Company pursuant to which a party other than the Company has a right to renegotiate or require a reduction in price or refund or rebate of payments made to the Company or which provide for any rebates, marketing allowances or cooperative payments, including contracts containing volume discounts or favorable early payment terms;

(k)                                  Contracts involving the Company providing for payment by the Company of liquidated damages or penalties in excess of Twenty-five Thousand Dollars ($25,000) in the event of breach;

(l)                                     letters of credit, performance or payment bonds, or guarantees of performance, or contracts or commitments involving the Company to provide same;

(m)                               license or franchise agreements involving the Company not listed on Schedule 3.11(d);

(n)                                 Contracts involving the Company with respect to the acquisition or sale of the business, assets or shares of any corporation, partnership or other business entity regardless of whether the transaction has been consummated to which the Company was a party in the past five (5) years or which contain obligations currently binding on the Company;

(o)                                 other contracts involving an estimated total future payment or payments or liability, individually or, with respect to a group of related written contracts with a single third party, taken as a whole, in excess of Fifty Thousand Dollars ($50,000) to or by the Company that may not be canceled by the Company upon thirty (30) or fewer days notice without any liability;

(p)                                 Contracts or other agreements under which the Company agrees to indemnify any party with respect to, or to share, Tax liability of any party;

(q)                                 agreements with any labor union or association representing any employee;

(r)                                    any contracts with Governmental Authorities and subcontracts (at any tier) under prime contracts with Governmental Authorities (“Government Contracts”).

3.14                           Status of Contracts; Government Contracts.

(a)                                  Each of the Contracts listed on Schedule 3.13 and the other Contracts listed on any of the other Schedules in Article 3 hereto, other than Schedules 3.11(d), 3.15(a) and 3.19, as to which the relevant representations and warranties in those sections should apply (collectively, the “Business Agreements”), is legal, valid, binding and enforceable, in accordance with its terms against the Company and, to the knowledge of the Company, all third parties thereto (except to the extent such enforceability is limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar Laws which affect creditors generally), and is in full force and effect.  The Company has either delivered to Buyer or has given Buyer access to copies of the Business Agreements.  The Company is not, and, to the knowledge of the Company, no other party thereto is, in breach or default under any of the Business Agreements, nor does there exist any event that, with the passage of time or the giving of notice or both, would constitute a breach of or default under any of the Business Agreements.  The Company has performed all obligations required to be performed by it to date under each such Business Agreement.  Except as set forth on Schedule 3.14, no approval or consent of any Person is needed in order that the Business Agreements continue in full force and effect following the consummation of the transaction contemplated by this Agreement and the Transaction Documents, and no Business Agreement includes any provision the effect of which may be to enlarge or accelerate any obligation of the Company thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the Transaction Documents.  The Company does not intend, nor has it received notice, nor is it otherwise aware, that any other party to any Business Agreement intends, to change, cancel, not renew or terminate such Business Agreement.

(b)

(i)                                     The Company has been, and has conducted its business, in compliance with all applicable laws and regulations relating to its performance of commercial and government contracts, all terms and conditions of its government contracts and commercial contracts, all applicable import and export laws, regulations, licenses and provisos, and all applicable anti-corruption laws and regulations, since January 1, 2002.  The Company has not received any notice from any Governmental Entity alleging its violation of any applicable law.  None of the Company’s assets or businesses is subject to any judicial or administrative proceeding, order, or to the Company’s Knowledge, investigation of or by a Governmental Entity.

(ii)                                  Neither the Company nor its current or, to the Company’s Knowledge, former executives, officers, representatives, agents or employees (i) has used or is using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses; (ii) has used or is using any funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 of the United States or any other applicable anti-corruption law; (iv) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties; (v) has made at any time any false or fictitious entries on their respective accounting books and records; (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature or paid any fee, commission or other payment that has not been properly recorded on its accounting books and records; (vii) has otherwise given or received anything of value to or from a government official or customer for the purpose of obtaining or retaining business; or (viii) is employed by a Governmental Entity or customer.

(iii)                               Set forth on Section 3.14(b)(iii) of the Disclosure Schedule is a list of each active Government Contract held by the Company as of the date of this Agreement (not separately identifying each task or delivery order issued thereunder). Set forth on Section 3.14(b)(iii) of the Disclosure Schedule is a list of each outstanding Bid as of the date hereof which has not been accepted or rejected.  Set forth on Section 3.14(b)(iii) of the Disclosure Schedule is a list of each outstanding teaming agreement or existing joint venture agreement.  The Company has made available to the Buyer correct and complete copies of all such Government Contracts listed on Section 3.14(b)(iii), all such Bids submitted by the Company or Shareholder listed on Section 3.14(b)(iii), and all such teaming agreements and joint ventures listed on Section 3.14(b)(iii) of the Disclosure Schedule.  All such Government Contracts and any joint ventures constitute valid and binding obligations of the Company, and, to the Company’s Knowledge, of the other party or parties thereto, and are fully enforceable in accordance with their terms, and all such Bids and teaming agreements were made in the ordinary course of business.

(iv)                              With respect to each Government Contract and Bid listed on Section 3.14(b)(iii) of the Disclosure Schedule: (i) the Company has complied in all material respects with all terms and conditions of such Government Contract and Bid and any requirements of law pertaining to such Government Contract and Bid; (ii) each representation and certification executed by the Company pertaining to such Government Contract and Bid was true and correct in all material respects as of its effective date; (iii) the Company has not submitted any inaccurate or untruthful cost or pricing data or any claim for payment to any Governmental Entity in connection with such Government Contract or Bid; (iv) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor, to the Company’s Knowledge, is any Governmental Entity threatening to issue one; and (v) no protest of any Government Contract or Bid is pending.

(v)                                 There is no pending or, to the Company’s Knowledge, threatened: (i) civil fraud or criminal investigation that exists or has been threatened, indictment or information of the Company by any Governmental Entity; (ii) suspension or debarment proceeding against the Company; or (iii) contracting officer’s decision or legal proceeding by which a Governmental Entity claims that the Company has breached or is liable to a Governmental Entity, in each case with respect to any Government Contract.  The Company has not conducted or initiated any internal investigation, or made a voluntary disclosure to the United States Government, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Bid at any time since January 1, 2002 and no such investigation or voluntary disclosure is anticipated.

(vi)                              Except as set forth on Section 3.14(b)(vi) of the Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened material claims or disputes by or between the Company and any prime contractor, subcontractor or vendor relating to any Government Contract.  Except as set forth on Schedule 3.14(b)(vi) of the Disclosure Schedule, the Company has not received any notice of termination for convenience or default of any Government Contract, in whole or in part, and to the Company’s Knowledge, no such termination for either convenience or default has been threatened or is otherwise anticipated.

(vii)                           Set forth on Section 3.14(b)(vii) of the Disclosure Schedule is a list of each final audit report, or draft audit report if no final audit report has been issued, received by the Company during the past three (3) years issued by any Governmental Entity with respect to any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company relating to any Government Contract.  The Company has made available to the Buyer correct and complete copies of each such report.

(viii)                        The Company has not waived any material rights under a Government Contract.

(ix)                                Except for those liens or assignments listed on Section 3.14(b)(ix) of the Disclosure Schedule, made in accordance with 31 U.S.C. § 3727 (as amended), otherwise known as the Assignment of Claims Act, and 41 U.S.C. § 15 (as amended), otherwise known as the Assignment of Contracts Act, the Company has not assigned or agreed to assign to any Person, or otherwise encumbered or agreed to encumber for the benefit of any Person, any right, title or interest in or to any of the Government Contracts, or any account receivable relating thereto.

(x)                                   Except as set forth on Section 3.14(b)(x) of the Disclosure Schedule, since January 1, 2002, the Company has not received written or oral notice that either such company or any of its directors, officers, employees, agents or consultants was or is under administrative, civil or criminal investigation, indictment or writ of information, audit or internal investigation with respect to any alleged or potential violation of law regarding any Government Contract or Bid.

(xi)                                None of the officers, directors or employees of the Company has: (i) made any payments or used any funds to influence federal transactions in violation of federal laws and regulations and or failed to make any required disclosures; (ii) used any corporate or other funds or given anything of value for unlawful commissions, gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal or state law; or (iii) accepted or received any unlawful contributions, payments, expenditures or gifts.

(xii)                             No Person or Governmental Entity has notified the Company in writing or orally that any Governmental Entity intends to seek to lower rates under any Government Contract or task order or delivery order thereunder.

(xiii)                          The Company operates and has operated in accordance with all CAS Disclosure Statements provided to a Governmental Entity since January 1, 2002.

(xiv)                         Except as set forth on Section 3.14(b)(xiv) of the Disclosure Statement, the Company has not received a notice of suspension or debarment and, to the Company’s Knowledge, no officer, director, employee, agent or consultant has received a notice of suspension or debarment.

(xv)                            Except as set forth on Section 3.14(b)(xv) of the Disclosure Schedule, the Company has not incurred or currently projects losses or cost overruns in an amount exceeding $10,000 on any Government Contract.

3.15                           Employee Benefits.

(a)                                  The term “Employee Benefit Plan” includes any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”)) (“Pension Plan”), welfare plan (as defined in Section 3(1) of ERISA) (“Welfare Plan”), or any deferred compensation, stock option, share appreciation right, phantom equity, bonus, incentive, vacation pay, tuition reimbursement, severance pay, group or individual health, dental, life insurance, survivor benefit or other benefit plan, program or arrangement, whether any of the foregoing is funded, insured or self-funded, written or oral.  The term “Benefit Plan” means any Employee Benefit Plan sponsored or maintained by the Company or any of its ERISA Affiliates or in respect of which the Company or any ERISA Affiliate has any outstanding liability for the benefit of active or former employees, directors or consultants (or their beneficiaries) of the Company or an ERISA Affiliate.  Schedule 3.15(a) contains a true and complete list of all Benefit Plans, true and correct copies of which, along with all related documentation (including trust or other service provider agreements, insurance contracts, summary plan descriptions, the determination or opinion letters referred to in (c) below, if any, and the most recent annual report, Form 5500, if any) have been previously made available to Buyer.

(b)                                 Except as disclosed on Schedule 3.15(b), neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to any Employee Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or otherwise has any current or potential liability or obligation under Title IV of ERISA, including with respect to any Employee Benefit Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA).  No Benefit Plan is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).  The term “ERISA Affiliate” means any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is treated as a single employer under Sections 414(b), (c) or (m) of the Code.

(c)                                  With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, each such Benefit Plan has either received a determination letter from the Internal Revenue Service (the “IRS”) stating that such plan is so qualified, or is relying on an opinion letter issued with respect to the prototype plan document upon which such plan is based.  No facts or circumstances exist that could adversely affect the qualified status of any such Benefit Plan or could require action under the compliance resolution programs of the IRS to preserve qualification.  All such Benefit Plans have been timely amended for the requirements of the legislation known as “GUST” and, to the extent required under guidance issued by the IRS, “EGTRRA.”

(d)                                 Each Benefit Plan (and each related trust, insurance contract, or fund) has been operated and administered in all respects in compliance with its terms and all applicable Laws, including ERISA and the Code, as applicable.  All required reports and descriptions with respect to each Benefit Plan (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code.

(e)                                  All contributions, distributions and premium payments that are due with respect to any Benefit Plan have been made timely and all contributions, distributions and premium payments with respect to any Benefit Plan for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(f)                                    Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to any Benefit Plan has engaged in any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan giving rise to any liability, directly or indirectly, to the Company.  The Company has not been notified that any Benefit Plan or any trust which serves as a funding medium for any such Benefit Plan is currently under examination by the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, or any court, other than applications for determinations pending with the IRS.  Except as would not reasonably be expected to result in liability to the Company, neither the Company nor any other fiduciary (as defined in Section 3(21) of ERISA) of any Benefit Plan, has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.  No Action with respect to any Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(g)                                 Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or has an obligation to contribute to, or has any current or potential liability or obligation with respect to, any Welfare Plan or similar benefit plan, program or arrangement that provides for retiree medical or other retiree welfare benefits for current or future retired or terminated directors, officers, employees or contractors (or any dependent or beneficiary thereof), other than in accordance with the continuation coverage requirements of Section 4980 of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”).  The Company and each ERISA Affiliate has complied and is in compliance in all respects with the requirements of COBRA.

(h)                                 The Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents.

(i)                                     Except as set forth on Schedule 3.15(i), the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from or under any Benefit Plan to any current or former director, officer, consultant or employee of the Company or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

(j)                                     Other than as set forth on Schedule 3.15(j), the Company has not (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(k)                                  No Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

3.16                           Environmental Compliance.  The Company is not in violation of, and has no liability under, any Environmental Laws.

3.17                           Employee Relations and Agreements.

(a)                                  Schedule 3.17(a) contains a complete and accurate list of (i) all employment and consulting agreements to which the Company is a party as of the date of this Agreement, other than agreements terminable by either party at-will and without any severance obligation on the part of the Company, (ii) all other agreements that entitle any person to compensation or other consideration as a result of the acquisition by any Person of control of the Company, and (iii) each employee, manager, consultant, independent contractor and director of the Company whose annual compensation exceeds Fifty Thousand Dollars ($50,000), together with the base salary paid to such Person for the fiscal year ended December 31, 2006, the rate, character and amount of such Person’s current annual salary for the fiscal year ending December 31, 2007, and the current position of each such Person.

(b)                                 The Company is not a party to or bound by any collective bargaining agreement or other labor contract.  The Company is not subject to any (i) unfair labor practice complaint pending before the National Labor Relations Board, (ii) pending or, to the Knowledge of the Company, threatened, labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, (iii) pending grievance proceeding, (iv) pending representation question, or (v) attempt by any union to represent employees as a collective bargaining agent.

(c)                                  Schedule 3.17(c) contains a complete and accurate list of all Persons employed by the Company as of the Closing Date.

3.18                           Litigation.  Except as set forth on Schedule 3.18, there is no Action in law or in equity before any Governmental Authority or arbitrator pending against the Company or, to the Knowledge of the Company, threatened against the Company or any of the Company’s officers, directors or Affiliates, with respect to or affecting the Company’s operations, business or assets, or that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.  Neither the Company nor its assets is subject to or bound by any outstanding Court Order, injunction, judgment, order, decree, ruling or charge against the Company, nor is the Company, to the Knowledge of the

Company, threatened to be made a party to any such Court Order, injunction, judgment, order, decree, ruling or charge.

3.19                           Insurance.  All policies or binders of fire, liability, product liability, workers’ compensation, vehicular and other insurance and bond and surety arrangements (the “Insurance Policies”) held by or on behalf of the Company which names the Company as the policy holder or named insured are listed and described on Schedule 3.19.  All premiums on all such policies have been paid to date and the Company has complied with all conditions of such policies applicable to it.  Schedule 3.19 sets forth, with respect to each Insurance Policy, the name of the insurer, the name of the policyholder, the policy number and the period of coverage.  Correct and complete copies of all Insurance Policies have been delivered to and/or made available to Buyer.

3.20                           Customers.  Schedule 3.20 sets forth a complete and accurate list of the ten (10) largest customers of the Company based on net revenues for the fiscal year ended December 31, 2006 and for the six (6) month period ended June 30, 2007 (the “Material Customers”), and the percentage of overall net revenues of the Company attributable to each such Material Customer during such year or period.  Since December 31, 2005, except as set forth on Schedule 3.20:  (i) no Material Customer has cancelled or otherwise terminated or, to the Company’s knowledge, intends to cancel or otherwise terminate its business relationship with the Company, (ii) there has not been any material adverse change in the business relationship, and there has been no dispute, between the Company and any Material Customer, (iii) no Material Customer has reduced or, to the Company’s knowledge, intends to reduce, its business with the Company, and (iv) to the Company’s knowledge, no Material Customer is the subject of any bankruptcy proceeding.

3.21                           Accounts Receivable.  All of the accounts receivable owing to the Company, reflected on the balance sheet included in the Year-End Financial Statements, and all of the accounts receivable owing to the Company arising subsequent to the date of the Year-End Financial Statements, in each case constitute valid and enforceable claims arising from bona fide transactions for goods sold to, or services performed for, Persons who are not Affiliates of the Company or any Shareholder in the ordinary course of business.  No account debtor has refused or threatened to refuse to pay its obligations for any reason, including by reason of set-off or counterclaim and no account debtor is insolvent or bankrupt.  The accounts receivable set forth on the Closing Balance Sheet and included in the calculation of Closing Working Capital will be collectible net of the reserves shown on the Closing Balance Sheet therefore (which reserves are adequate and calculated consistent with past practice) in the ordinary course of business consistent with past practice.

3.22                           Properties.

(a)                                  The Company has legal, good and marketable title to or the right to use all of the properties and assets it purports to own or lease used in the business of the Company, whether real, personal, tangible or intangible, including all those assets and properties reflected on the balance sheet included in the Year-End Financial Statements (except as since sold or disposed of in the ordinary course of business) free and clear of all Encumbrances.

(b)                                 All items of machinery, equipment, and other tangible assets of the Company are in operational condition, normal wear and tear excepted, have been maintained in a manner that would not void or limit the coverage of any warranty thereon.

(c)                                  The Company owns or has the right to use all assets (whether tangible, intangible, real or personal) necessary for the conduct of its business as currently conducted.

3.23                           Bank Accounts.  Schedule 3.23 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

3.24                           Powers of Attorney; Guarantees.  The Company does not have an obligation to act under any outstanding power of attorney and there are no outstanding powers of attorney executed on behalf of the Company.  The Company does not have any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser, co-maker or indemnitor in respect of the obligation of any Person.

3.25                           Related Party Transactions with Affiliates.  Schedule 3.25 sets forth a list of all existing business relationships (other than employment) between the Company, on the one hand, and the Shareholders, any Affiliate of the Shareholders, any officer or director thereof, any other Affiliate of the Company, or any officer or director of the Company, on the other hand, including any direct or indirect ownership interest (other than ownership of less than one percent (1%) of the publicly traded shares of any Person) in any customer, supplier or competitor of the Company or in any Person from whom or to whom the Company leases real or personal property.  Except as set forth on Schedule 3.25, neither the Shareholders, nor any Affiliate of the Shareholders, any officer or director thereof, any other Affiliate of the Company or any officer or director of the Company, is a party to any contract or transaction with the Company or has an interest in any property used by the Company.  No Shareholder or officer or director of the Company or, to the Company’s knowledge, any Affiliate of any such Person, is engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.  The Company is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance or with respect to salary advances to employees.

3.26                           No Brokers.  Except for B. Riley & Co., Inc., the fees and expenses of which shall be paid by the Shareholders, neither the Company nor the Shareholders nor any Person acting on behalf of the Company or the Shareholders, has any liability or obligation to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

3.27                           Subsidiaries.  The Company does not own, nor has it ever owned, directly or indirectly, any outstanding voting securities or shares, debentures or other securities of or other interests of any nature whatsoever in, nor does it control, any Subsidiary or other corporation, partnership, joint venture or other entity.

3.28                           Indebtedness.  Except as disclosed on Schedule 3.28, the Company has no outstanding Indebtedness and is not an obligor with respect to any bankers acceptance or letter of credit.

3.29                           Certain Payments.  Neither the Company, nor any director, officer, agent, or employee of the company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.30                           Books and Records.  The books of account and other financial records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with past business practices.  The minute books of the Company, all of which have been made available to Buyer, contain accurate and complete records of all corporate action taken by, the Shareholders and the board of directors of the Company.

3.31                           Disclosure.  No representation or warranty of the Company or the Shareholders in this Agreement and no statement in the schedules attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.32                           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in Section 2 and this Section 3, the Shareholders and the Company make no representation or warranty, express or implied, at law or in equity, in respect of the Company or any assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  None of the Shareholders or Company or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives, makes, or shall be deemed to have made, any representation or warranty, express or implied (including with respect to merchantability or fitness for any particular purpose), as to the accuracy or completeness of any estimates, projections, forecasts, budgets or other forward-looking information provided or otherwise made available to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above). With respect to any such estimate, projection, budget or forecast delivered by or on behalf of Company or any Shareholder to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections, budgets and forecasts, (ii) Buyer is aware that actual results may differ materially and (iii) Buyer shall have no claim against Company or any Shareholder with respect to any such estimate, projection, budget or forecast; provided, that such estimate, projection, budget or forecast was prepared and furnished in good faith.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company and the Shareholders as follows:

4.1                                 Organization of Buyer.  Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Buyer is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified, except where the failure to do so would not result in a material adverse effect.  Buyer has all necessary corporate power and corporate authority to own or lease its assets and to carry on its business as currently conducted.

4.2                                 Authority of Buyer.  Buyer has all requisite corporate power and authority  and has taken all corporate action necessary, to execute and deliver this Agreement and each Transaction Document to which Buyer is a party and to perform its obligations hereunder and thereunder.  This Agreement has been, and each such Transaction Document will be as of the Closing, duly authorized, executed and approved by all necessary corporate action and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the Shareholders) this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

4.3                                 No Violation of Law and Agreements.  The execution and delivery by Buyer of this Agreement and each Transaction Document to which Buyer is a party, and the performance by Buyer of its obligations hereunder or thereunder, does not and will not:

(a)                                  violate or conflict with any provision of the certificate of incorporation or bylaws of Buyer;

(b)                                 (i) violate any provision of applicable Law relating to Buyer, (ii) violate any provision of any Court Order or arbitration award to which Buyer is subject, or (iii) require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority or any other Person; or

(c)                                  (i) require a consent, approval or waiver from, or notice to, any party to any contract, agreement or commitment to which Buyer is a party, or (ii) conflict with, result in a breach or creation of any Encumbrance, constitute a default (or an event which would with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, cancel, modify, abandon or accelerate any provision of any contract, agreement or commitment to which Buyer is a party.

4.4                                 No Litigation or Regulatory Action.  There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer which would reasonably be expected to (i)  prevent, hinder or delay the consummation of any of the transactions contemplated hereby or (ii) have a material adverse effect on Buyer’s operations, business or assets.  There is no Action pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement.

4.5                                 Investment Intention.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares.  Buyer confirms that the Company has made available to Buyer the opportunity to ask questions of the officers and management of the Company and to acquire additional information about the business, assets and financial condition of the Company.  Buyer will acquire its interest in the Company for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein.  Buyer understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities Law, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon Buyer’s representations in this Agreement.  Buyer understands that no part of the interest in the Company which Buyer acquires may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available.

4.6                                 SEC Documents.  Buyer has timely filed with the SEC all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since December 31, 2006 under the Securities Act, or the Exchange Act (such documents, as supplemented and amended since the time of filing, collectively, the “Buyer SEC Documents”).  No subsidiary of Buyer is required to file any form, report, registration statement, prospectus or other document with the SEC.  To the knowledge of Buyer, the Buyer SEC Documents, including any financial statements or schedules included in the Buyer SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Buyer SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing): (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The financial statements of Buyer (including the related notes) included in the Buyer SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Buyer SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Form 10-QSB of the SEC), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount and giving effect to amendments of Buyer SEC Documents) in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.7                                 No Material Adverse Change.  Since December 31, 2006, there has been no change, circumstance or effect that is materially adverse to the business, assets, financial condition, projected financial performance, results of operations or prospects of Buyer.

4.8                                 No Brokers.  Except for Venture Management, Inc., the fees and expenses of which shall be paid by Buyer, neither Buyer nor any Person acting on Buyer’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.9                                 Buyer Shares.  The Buyer Shares have been duly authorized by all necessary corporate action by Buyer and, at the Closing, the Buyer Shares will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.

ARTICLE 5

[INTENTIONALLY OMITTED]

ARTICLE 6

AGREEMENTS REGARDING EMPLOYEES

6.1                                 Continuation of Employment.

(a)                                  Buyer shall cause the Company to continue to employ after the Closing Date all employees of the Company employed on the Closing Date (all such employees, the “Business Employees”) at the same location where each such employee was employed immediately prior to the Closing Date on at least the same wage rates or cash salary levels, and on such other terms and conditions that are not less favorable than those provided to similarly situated employees of Buyer.  The foregoing sentence shall not restrict the Company’s ability to terminate any employee with or without cause.  Buyer and its Affiliates shall, for the benefit of the Business Employees, provide credit for all years of service provided prior to the Closing Date for all purposes under all compensation and benefit plans, programs and policies maintained by Buyer and/or its Affiliates for the benefit of such employees after the Closing Date to the extent such credit was given under corresponding Benefit Plans as in existence immediately prior to the Closing Date, other than benefit accrual under any Pension Plan.  With respect to Benefit Plans provided by the Company that Buyer will not continue, Buyer and Shareholders shall develop, prior to Closing, an alternative approach to compensation of Company employees in light of such plans not being continued.

(b)                                 At the request of Buyer, prior to but contingent upon the Closing, the Company shall take all such action as Buyer may reasonably request for the purpose of terminating the Company’s Profit Sharing 401(k) Plan and such other Benefit Plans as Buyer shall have identified.

(c)                                  On or before September 28, 2007, SM&A shall cause PMA to pay (i) the PMA employees bonuses for the fiscal year prior to the Closing, calculated consistent with PMA’s past practice, (ii) accrued payroll for the period from August 1, 2007 through and including the Closing Date and (iii) accrued vacation through and including the Closing Date, all amounts paid hereunder shall be reflected as liabilities on the Closing Balance Sheet.

6.2                                 No Third Party Beneficiaries.  Nothing herein is intended to, and shall not be construed to, constitute an amendment of any Employee Benefit Plan or create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Business Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Company or Buyer.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1                                 Tax Covenants.  The Buyer and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including any Tax Claim.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding.  The Shareholders and the Buyer agree, and the Buyer agrees to cause the Company to retain all books and records with respect to Tax matters relating to the Company for any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Shareholders, any extensions thereof) for the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax authority.  The Buyer and the Shareholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including, but not limited to, with respect to the transactions contemplated by this Agreement).

7.2                                 Tax Indemnification.

(a)                                  From and after the Closing, the Shareholders shall jointly and severally indemnify, save and hold harmless the Buyer Indemnitees from and against: (i) all liability for Taxes of the Company for all Pre-Closing Tax Periods; (ii) all Taxes of the Company resulting from all Taxes arising from the change of accounting method for federal and state income tax purposes as a result of the acquisition of the stock of the Company by the Buyer pursuant to this Agreement; (iii) all Transfer Taxes; and (iv) without duplication of Section 10.2, any and all Losses arising out of, resulting from or incident to any breach by the Shareholders or the Company of any representation or covenant contained in Sections 3.8, 7.1 or this 7.2.

(b)                                 In the case of any Straddle Period:

(i)                                     real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”) of the Company for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period (including the Closing Date) and the denominator of which is the total number of days in the Straddle Period; and

(ii)                                  the Taxes of the Company (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the close of business on the Closing Date.

(c)                                  The Shareholders’ indemnity obligations in respect of Taxes for a Pre-Closing Tax Period, as determined pursuant to Section 7.2(a), shall initially be effected by the Shareholders’ payment to Buyer of the excess of (i) any such Taxes for a Pre-Closing Tax Period (as indicated by written notice from Buyer to the Shareholders) over (ii) (A) the amount of such Taxes with respect to the Company paid by the Shareholders at any time or reserved for on the Closing Working Capital Statement and taken into account in determining the Closing Working Capital, plus (B) the amount of such Taxes paid by the Company and its Subsidiaries on or prior to the Closing Date.  The Shareholders shall pay such excess to Buyer within ten (10) days after written demand therefor is made by Buyer (but not earlier than five (5) days before the date on which the Taxes for the relevant Tax Period are required to be paid to the relevant Tax authority).  In the case of a Tax that is contested in accordance with the provisions of Section 7.2(d), payment of the Tax to the appropriate Tax authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Tax authority or court unless payment of the Tax is required as a condition to such contest.

(d)                                 If a claim shall be made by any Tax authority, which, if successful, might result in an indemnity payment to a Buyer Indemnitee pursuant to this Section 7.2, the Buyer Indemnitee shall promptly and in any event no more than twenty (20) days following the Buyer Indemnitee’s receipt of such claim, give written notice to the Shareholders of such claim; provided, however, the failure of the Buyer Indemnitee to give such notices shall only relieve the Shareholders from his or her indemnification obligations hereunder to the extent he or she is actually prejudiced by such failure.  With respect to any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, the Shareholders shall, upon his or her written confirmation of his or her obligation to indemnify the Buyer Indemnitees in full with respect to such Tax Claim, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at his or her own expense; provided, however, that if the resolution of any portion of a Tax Claim would increase the Taxes of the Company and its Subsidiaries, which are not indemnified by the Shareholders under this Agreement, the Shareholders shall give written notice to the Buyer, and the Buyer shall be entitled to control the proceedings taken in connection with such portion of such Tax Claim.  The Buyer shall control at its own expense all proceedings taken in connection with any Tax Claim relating to Taxes of the Company for a Straddle Period and in connection with any Tax Claim relating to Taxes of the Company for a Tax Period beginning after the Closing Date.  A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim for a Tax

Period ending on or prior to the Closing Date which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding without prejudice.  No Tax Claim for which the Shareholders are obligated to indemnify the Buyer Indemnitees and in which the Buyer is entitled to control all proceedings may be settled without the written consent of the Shareholders, such consent not to be unreasonably withheld or delayed.  The Buyer, the Shareholders, the Company and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim in accordance with Section 7.1(b).  The parties shall satisfy their indemnity obligations pursuant to this Section 7.2(d) within 10 days after a final determination (within the meaning of Section 1313(a) of the Code or analogous provisions of state, local or foreign Tax law) of the relevant Tax is made.

(e)                                  The Buyer covenants that, except as may required by law or by any applicable Governmental Authority, it will not and will not cause or permit the Company or any Affiliate of the Buyer to amend any Tax Return of the Company on or after the Closing Date for the period prior to the Closing Date if such amendment would increase the liability of the Shareholders pursuant to Section 7.2.

7.3                                 Non-Competition.

(a)                                  As used in this Section 7.3, the term “Business” means the business of providing earned value management consulting services, and shall include, without limitation, those services set forth on Schedule 7.3(a) hereto.

(b)                                 Each Shareholder agrees and acknowledges that it is necessary that such Shareholder undertake not to utilize his or her special knowledge of the Business and his or her relationship with customers, suppliers and employees to compete with the Business.  Each Shareholder further agrees and acknowledges that:  (i) upon the Closing, Buyer will be actively engaged in the Business throughout the United States, Great Britain and Italy (the “Territory”); (ii) the agreements and covenants contained in this Section 7.3 are essential to protect Buyer, including protecting the goodwill of the Business; (iii) Buyer would be irreparably damaged if either Shareholders were to breach the provisions contained in this Section 7.3; (iv) the consideration received by the Shareholders in connection with the transactions contemplated by this Agreement is sufficient and each Shareholder has the means to support such Person and such Person’s dependents other than by engaging in the Business, and the provisions of this Section 7.3 will not impair such ability; (v) each Shareholders’ ownership of the Shares has provided the Shareholders with trade secrets of, and confidential information concerning, the Company; and (vi) the agreements and covenants contained in this Section 7.3 are a material inducement for Buyer to enter into this Agreement and Buyer would not have entered into this Agreement and would not have agreed to consummate the transactions contemplated hereby but for the agreements and covenants contained in this Section 7.3.  Accordingly, each Shareholder covenants and agrees to comply with such Shareholder’s obligations hereunder.

(c)                                  As an inducement for Buyer to enter into this Agreement, each Shareholder hereby agrees that, for a period commencing on the date of the Closing and ending on the greater of (i)  three (3) years following the date of the Closing, or (ii) three (3) years following termination of employment of such Shareholder with the Company or the Buyer, so long as Buyer, or any Person deriving title to the goodwill or ownership interest from Buyer, carries on a like business therein (“Restricted Period”), such Shareholder will not:

(i)                                     directly or indirectly, as an agent, employee, consultant, distributor, representative, stockholder, manager, partner or in any other capacity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person), operate, manage, control, engage in, invest in (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), any Person that directly or indirectly engages in or owns, operates, manages or controls any venture or enterprise that engages anywhere in the Territory in the Business;

(ii)                                  directly or indirectly, such Shareholder’s own account, or as an officer, director, stockholder, employee, consultant, partner, proprietor, broker or otherwise, whether in a paid or unpaid position, solicit or attempt to solicit for employment any employee of Buyer who was an employee of the Company on the date of the Closing or who was an employee of the Company at any time during the six (6) month period immediately preceding the Closing; provided, however, such employees responding to a bona fide general solicitation for employees by use of advertisements on-line or in the media will not be deemed a breach of this restriction; or

(iii)                               directly or indirectly, for such Shareholder’s own account, or as an officer, director, stockholder, employee, consultant, partner, proprietor, broker or otherwise, whether in a paid or unpaid position, (a) solicit or attempt to solicit business from any Clients or Customers (as defined below), provided, however, nothing contained herein shall prohibit the solicitation of business or services which are not in any way engaged in the Business; (b) suggest, refer or recommend that any Clients or Customers terminate, cancel or withdraw any proposed or pending job, bid or order; (c) suggest, refer or recommend that any Clients or Customers patronize any other business in direct or indirect competition with the Business; or (d) interfere in any other way with the prospective relationship between the Buyer and any Clients or Customers.  For purposes hereof, the term “Clients or Customers” shall be defined as those individuals, entities or businesses to which the Company had provided services within the two (2) year period immediately preceding the date of the Closing or to which the Company had submitted a bid or proposal within said two (2) year period.

(d)                                 Each Shareholder acknowledges and agrees that the covenants set forth in this Section 7.3 are reasonable and necessary for the protection of the Business, that the remedies at law for damages on account of any breach of the provisions of this Section 7.3 may be inadequate and that such damages may not be readily ascertainable or susceptible to being measured in monetary terms.  Each Shareholder accordingly agrees that in the event of any actual or threatened breach by such Shareholder or any of each Shareholder’s Affiliates or any of their respective successors and assigns of any of the provisions contained in this Section 7.3, Buyer shall be entitled to seek such injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security, as may be deemed necessary or appropriate by a court of competent jurisdiction.  Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(e)                                  Each of the Shareholders and Buyer agree that, if any term or provision of Section 7.3 is determined by a court of competent jurisdiction to be invalid or unenforceable as written because such provision covers too extensive a Territory, too broad a range of activities, too long a period of time or otherwise, then such provision shall automatically be modified to cover the maximum Territory, range of activities, and period of time as permissible by applicable Law under the circumstances, and, in addition, a court is hereby expressly authorized to so modify this Agreement and to enforce it as so modified.  No invalidity or enforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or the remainder of such section, or any revision or modification to such section as contemplated by this Section 7.3.

(f)                                    If any Shareholder violates any provision of this Section 7.3 and Buyer brings legal action for injunctive relief, Buyer shall not, as a result of the breach by such Shareholder or the time involved in obtaining the relief, be deprived of the benefit of the full time period specified in this Section 7.3.  Accordingly, Section 7.3 shall be deemed to have the duration specified above, computed from the date the relief is granted, but not to include any period of time during which a Shareholder is in violation of this Section 7.3.

7.4                                 Confidentiality.

(a)                                  If the transactions contemplated hereby are consummated, each Shareholder agrees not to disclose or use at any time (and to cause each of such Shareholder’s Affiliates not to use or disclose at any time) any confidential or proprietary information of the Company, except (i) in connection with the performance of such Shareholder’s obligations under this Agreement, or (ii) to the extent permitted by paragraph (b) below.  Subject to the foregoing exceptions, each Shareholder further agrees to take all commercially reasonable steps (and to cause each of such Shareholder’s Affiliates to take all commercially reasonable steps) to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.  The information intended to be protected hereby shall include, but not be limited to, financial information, product cost or margin information, customer information, information concerning possible acquisition targets, product development information, strategic plans, lease terms, and anything else having an economic or pecuniary benefit to the Company; provided, however, that information that has been published or is publicly known at the time of disclosure or use shall not be subject to the provisions of this Section 7.4.  In the event any Shareholder or any Shareholder’s Affiliate is required by applicable Law to disclose any confidential or proprietary information of the Company, other than pursuant to the exceptions set forth in clauses (i) and (ii) above, such Shareholder or Affiliate, as the case may be, shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable Law.

(b)                                 If there shall be a dispute between the Parties arising out of or relating to this Agreement, each Party shall keep confidential the existence, the nature of and any information concerning such dispute.  In addition, if any action or other proceeding is held with respect to such dispute, the Parties shall use their reasonable efforts to cause such action or other proceeding to be conducted in confidence and the results thereof to be maintained in confidence (subject to the rules of the forum of the dispute).  Nothing in this Section 7.4(b) shall prohibit a Party from (i) initiating any action or other proceeding relating to a dispute or from disclosing information concerning a dispute in any action or other proceeding relating to such dispute, or (ii) disclosing information concerning a dispute to its current or potential advisors, direct or indirect equity holders, investors or lenders, provided that such Party informs the recipient of the confidential nature of the information (it being agreed that the disclosing Party will be responsible to the other Parties for any non-permitted disclosure by such recipient).

(c)                                  The provisions of Section 7.4(a) shall survive and be binding upon each Shareholder for a period of three (3) years after the termination of such Shareholder’s employment or consulting engagement, whichever is later, if such Shareholder is an employee or consultant at the Closing.  In all other cases, the provisions of Section 7.4(a) shall survive and be binding upon each Shareholder for a period of three years after the Closing.

7.5                                 Sale or Transfer of Buyer Shares.  The Shareholders acknowledge and agree that the Buyer Shares are restricted from resale, subject to meeting the one-year holding period and other requirements of Rule 144 under the Securities Act.  In addition, each Shareholder agrees that he or she will not sell, transfer or otherwise dispose of more than half of the Buyer Shares during the first six (6) month period following the one year anniversary of the Closing Date, and that prior to any sale of Buyer Shares, such Shareholder shall have notified Buyer of the proposed disposition, and if reasonably requested by Buyer, such Shareholder shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Securities Act.

7.6                                 Transaction Expenses.  At least two (2) business days prior to the Closing Date, the Shareholders shall provide to Buyer an itemized and complete list of all of the Company and the Shareholder’s Transaction Expenses.  The Shareholders or the Company shall pay the Transaction Expenses prior to the Closing, and the Closing Working Capital shall be calculated as though all of such payments have been made.

7.7                                 Conduct of Business During Earn-Out Term.  Buyer acknowledges and agrees that the ability of the Company to meet Target Revenue Growth objectives and the ability of the parties to calculate fairly and measure the performance of the Company relative to revenue objectives will depend to a significant degree upon maintaining the Business as a whole and as a discrete operating unit.  Buyer and the Shareholders shall (i) act in good faith at all times during the Earn-Out Term, (ii) not fail to take any action that would be required by reasonable, skillful, prudent and diligent business persons engaged in the independent operation of a business similar to the Business, and (iii) not take any action that would be unfairly prejudicial or discriminatory to the Business, the Company or the interests of the Shareholders in receiving the Earn-Out Consideration.  Buyer shall provide the Company’s management team reasonable authority to participate in the management and operation of the Business throughout the Earn-Out Term, including reasonable authority to direct business strategy, pricing, sales and marketing during the Earn-Out Term in a manner consistent with the current plans of the Company.  In the event that Buyer makes any change to the operations of the Company after the Closing Date that has a material adverse effect on the Company’s ability to achieve Target Revenue Growth during the

Earn-Out Term, then the Target Revenue Growth shall be adjusted as agreed upon by the Parties; provided that the parties agree that the operation of the Company as a division and not a subsidiary of the Buyer after the Closing Date shall not in itself be considered a material adverse effect on the Company’s ability to achieve Target Revenue Growth.

ARTICLE 8

[INTENTIONALLY OMITTED]

ARTICLE 9

[INTENTIONALLY OMITTED]

ARTICLE 10

INDEMNIFICATION

10.1                           Survival of Representations and Warranties.  The representations and warranties of the Company, the Shareholders and Buyer contained in this Agreement will survive the Closing until the date that is twenty-four (24) months following the Closing Date (the “Expiration Date”), except that any representation or warranty that would otherwise terminate will continue to survive if a Claim Notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article 10 on or prior to the Expiration Date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 10; provided, however, that (a) the representations and warranties set forth in Section 2.1 (Authority and Enforceability of the Shareholders), Section 2.4 (Ownership of Shares) and Section 3.4 (Capitalization) shall survive indefinitely, (b) the representations and warranties set forth in Section 3.8 (Taxes), Section 3.14(a) regarding Government Contracts and Section 3.14(b) (Government Contracts), Section 3.l5 (Employee Benefits), Section 3.16 (Environmental Compliance), Section 3.26 (No Brokers) shall survive until the date that is thirty (30) days following the expiration of the applicable statutory period of limitations applicable to the underlying claim, including any extension thereof, and (c) any breach of any representation or warranty that constitutes fraud shall survive indefinitely.

10.2                           Indemnification by the Shareholders.  After the Closing Date and subject to the limitations set forth herein, the Shareholders shall, jointly and severally, indemnify and hold harmless Buyer, its directors, officers, employees, Affiliates (including the Company after the Closing) and their successors and assigns (the “Buyer Indemnitees”), payable in accordance with Section 10.7 hereof, from and against any and all Losses suffered, sustained, incurred or paid by any Buyer Indemnitee in connection with, relating to, as a result of or arising from (a) any breach of any warranty or representation of the Company or the Shareholders as of the date hereof and as of the Closing Date, (b) any breach by any Shareholder or the Company of, or failure by any Shareholder or the Company to perform, any of his or her or its covenants or obligations contained in this Agreement, or (c) the matters set forth on Schedule 10.2; provided, however, that

(i)                                     The Shareholders shall be required to indemnify and hold harmless under clause (a) of this Section 10.2 with respect to Losses only if the aggregate amount of such Losses exceeds an aggregate amount equal to Fifty Thousand Dollars ($50,000) (the “Basket Amount”), and then only in respect of such excess and the aggregate amount required to be paid by the Shareholders under clause (a) of this Section 10.2 shall not exceed an amount equal to the lesser of (A) Five Million Dollars ($5,000,000), or (B) the cash actually paid by Buyer to the Shareholders (the “Indemnification Cap”), except with respect to breaches of Sections 2.1, 2.4, 3.4, 3.8, 3.26 or 3.28, or for any breach involving fraud, for which no Basket Amount or Indemnification Cap shall apply, Sections 3.1, 3.2 and 3.21 (Accounts Receivable), with respect to which no Basket Amount shall apply and, provided further, damages paid in the manner set forth in 10.7(B) shall not be treated as applicable to the limit set forth in Clause (B) hereof; and

(ii)                                  The determination of the amount of Losses (but not whether a breach of any representation or warranty by the Company or the Shareholders has occurred) for the purposes of this Article 10 shall be made without regard to any qualification as to “materiality”, “Material Adverse Effect” or words of similar effect contained in such representations or warranties.

10.3                           Indemnification by Buyer.  After the Closing Date and subject to the limitations set forth herein, Buyer agrees to indemnify and hold harmless the Shareholders, their respective successors (the “Shareholders Indemnitees”) from and against any and all Losses suffered, sustained, incurred or paid by the Shareholders Indemnitee in connection with, relating to, as a result of or arising from:  (a) any breach of any warranty or representation of Buyer contained in this Agreement, and (b) any breach by Buyer of or failure by Buyer to perform any of its covenants or obligations contained in this Agreement; provided, however, that:

(i)                                     Buyer shall be required to indemnify and hold harmless under clause (a) of this Section 10.3 with respect to Losses, provided that the aggregate amount required to be paid by Buyer under Section 10.3(a) shall not exceed the Indemnification Cap; and

(ii)                                  The determination of the amount of Losses (but not whether a breach of any representation or warranty by Buyer has occurred) for the purposes of this Article 10 shall be made without regard to any qualification as to “materiality”, “Material Adverse Effect” or words of similar effect contained in such representations or warranties.

10.4                           Notice of Claims.

(a)                                  Any Shareholder Indemnitee or Buyer Indemnitee seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) (it being understood, however, that where the Shareholders would otherwise be Indemnified Parties or Indemnitors, all references to such term as used in the procedural provisions of this Section 10.4(a) and in Section 10.4(b) shall instead refer to the Shareholders) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 10.4(a) shall not affect such Indemnified Party’s rights under this Article 10 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b)                                 After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 10 shall be determined:  (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within five (5) Business Days after such final determination.

10.5                           Third Person Claims.

(a)                                  In order for a Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 10.5(a) shall not affect such Indemnified Party’s rights under this Article 10 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.  Thereafter, the Indemnified Party shall deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis).

(b)                                 In the event of any claim or initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnified Party shall permit the Indemnitor to assume the defense of such claim or legal proceeding, at its option and at its own expense, if the Indemnitor notifies the Indemnified Party of its election to assume such defense within thirty (30) calendar days after it receives notice of such claim and the Indemnitor acknowledges without qualification (other than by reference to the limitations in this Article 10) its indemnification obligations provided in this Article 10 with respect to such third Person claim or legal proceeding in writing to the Indemnified Party to control, defend against, negotiate and otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense unless the named parties in such third Person claim include both the Indemnitor and the Indemnified Party and the Indemnified Party has been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (provided that in such situation, the Indemnified Party shall not be entitled to employ more than one law firm).  The Party controlling the defense of such third Person claim (the “Controlling

Party”) shall keep the non-Controlling Party advised of the status of such third Person claim and the defense thereof and shall consider in good faith the recommendations made by the non-Controlling Party with respect thereto.  To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding.  If the Indemnitor elects to assume control of the defense of a third Person claim, any fees and expenses of legal counsel employed by the Indemnified Party with respect to such third Person claim shall be considered Losses for which the Indemnified Party may be entitled to indemnification under this Article 10 only if the Indemnified Party has been advised by legal counsel that a conflict of interest may exist between the Indemnified Party and the Indemnitor (provided that in such situation, the Indemnified Party shall not be entitled to employ more than one law firm).  Neither the Indemnitor nor the Indemnified Party may settle or compromise any such third Person claim or legal proceeding, which settlement or compromise obligates the other Party to pay money, to perform obligations or to admit liability without the written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement or compromise and such settlement or compromise includes a complete written release of the Indemnified Party from further liability and does not impose any injunctive relief or other operational restrictions on the Indemnified Party.

(c)                                  The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)                                 After any final Court Order shall have been rendered and the time therefrom in which to appeal has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within five (5) Business Days after the date of such notice.

(e)                                  Sections 10.2 through 10.5 shall not apply to any Tax Claims, which shall instead be subject to the provisions of Section 7.2.

10.6                           Additional Provisions

(a)                                  For purposes of determining the amount of any Losses of a Buyer Indemnitee, such amount shall be reduced by the amount of any insurance benefits and proceeds actually received by Buyer or the Company in respect of the Losses (net of any deductible amounts and costs of collection) (collectively, “Insurance Benefits”).  Without affecting any Indemnified Party’s rights to indemnification hereunder, Buyer agrees to use commercially reasonable efforts to make claims to obtain Insurance Benefits if there is a reasonable basis to conclude coverage is available, provided that such actions do not prejudice Buyer’s or the Company’s insurability or materially increase the cost to Buyer or the Company, as the case may be, of maintaining insurance coverage substantially similar to that maintained by Buyer or the Company immediately prior to such Insurance Benefits becoming payable to Buyer or the Company.  No payment required to be made by the Indemnitor pursuant to this Article 10 shall be delayed until Buyer seeks such recovery or actually collects insurance benefits.  In the event that Buyer recovers Insurance Benefits at any time in respect of Losses for which the Indemnitor has previously indemnified Buyer pursuant to this Article 10, then Buyer agrees to remit such Insurance Benefits to the Indemnitor promptly upon its receipt thereof.  Neither Buyer nor the Company shall be obligated to commence any litigation in connection with seeking Insurance Benefits.

(b)                                 In calculating any Losses there shall be deducted any indemnification, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate thereof from any third Person with respect thereto.  Any such amounts or benefits received by an Indemnified Party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

(c)                                  Except for remedies that cannot be waived as a matter of Law, claims of fraud or willful misconduct and injunctive and provisional relief, if the Closing occurs, Section 7.2 and this Article 10 shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation or warranty contained herein or any breach of this Agreement.

(d)                                 Prior to the Closing, Buyer agrees to use its reasonable best efforts to notify Shareholders and the Company if it becomes aware of any breach by Shareholders or the Company of their representations and warranties set forth herein; provided, however, that the representations and warranties of the Shareholders and the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including but not limited to by any of its advisors, consultant or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

10.7                           Payment of Claims.  Buyer Indemnitees shall seek payment for any amounts due with respect to all claims for indemnification under Section 10.2 as follows:  (A) first, out of the Holdback in accordance with Section 1.8 hereof, (B) second, to the extent that amounts owing by the Shareholders exceed the amount in the Holdback remaining available therefore at such time, the Buyer Indemnitees shall be entitled to seek return of the Buyer Shares, which for the purposes of this Section 10.7 shall be valued at fair market value at the time such payment becomes due, (C) any remaining amounts shall be deducted by Buyer from any future Earnout Payments to which the Shareholders may be entitled, and (D) thereafter, Buyer Indemnitees shall have a claim against the Shareholders for payment in cash.  For the avoidance of doubt, the provisions of this Section 10.7 shall not apply to the Shareholders’ payment obligations under Section 7.2.

10.8                           Indemnity Payments as Adjustments to Purchase Price.  The parties agree that to the greatest extent possible the payment of any indemnity under this Agreement shall be treated as an adjustment to the Purchase Price.

ARTICLE 11

[INTENTIONALLY OMITTED]

ARTICLE 12

GENERAL PROVISIONS

12.1                           No Public Announcement.  From the date of this Agreement, no Party shall, without the written approval of the other Parties (which approval shall not be unreasonably withheld or delayed), make any press release or other public announcement concerning the execution of this Agreement or the transactions contemplated by this Agreement (other than a mutually agreeable joint press release to be issued on or after the Closing Date), except as and to the extent that any such Party shall be so obligated by applicable Law, in which case such Party shall allow the other Parties reasonable time to comment on such release or announcement and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any Law, accounting or SEC disclosure obligations or the rules of any stock exchange or national market system.

12.2                           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) when received by facsimile transmission, and (c) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to the Shareholders, to:

James A. Wrisley

Paulette Wrisley

9070 Lakes Blvd.

West Palm Beach, Florida 33412

Facsimile: (561) 694-1648

Attention: James A. Wrisley

with a copy to:

Greenberg Traurig, LLP

650 Town Center Drive, Suite 1700

Costa Mesa, California 92626

Facsimile: (714) 708-6501

Attention: Bryan S. Gadol, Esq.

If to Buyer or to the Company after the Closing, to:

SM&A

4695 MacArthur Court, 8th Floor

Newport Beach, CA  92660

Facsimile:  (949) 975-1624

Attention:  Chief Financial Officer

with a copy to:

Bingham McCutchen LLP

355 South Grand Avenue, Suite 4400

Los Angeles, CA  90071

Facsimile:  (213) 680-6499

Attention:  Cynthia M. Dunnett

or to such other address as such Party may indicate by a written notice delivered to the other Parties.

12.3                           Successors and Assigns.  This Agreement shall not be assignable by the Shareholders without the prior written consent of the Buyer, or by Buyer without the prior written consent of the Shareholders.  The Shareholders hereby consents to (a) Buyer’s (and, after the Closing, the Company’s) collateral assignment of its rights under this Agreement to the lenders who are financing the transactions contemplated by this Agreement (and all extensions, renewals, replacements, refinancings, and refundings thereof), and (b) Buyer’s (and, after the Closing, the Company’s) assignment of its rights under this Agreement to any of its Affiliates and to any purchaser of a material portion of its assets, so long as Buyer and/or the Company, as the case may be, remains liable for such Affiliate’s or purchaser’s obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person other than the Parties any right, remedy or claim under or by reason of this Agreement.

12.4                           Entire Agreement.  This Agreement, the Schedules and the Exhibits referred to herein, and the documents delivered pursuant hereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, or letters of intent between or among any of the Parties.

12.5                           Interpretation.

(a)                                  Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)                                 The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to all other representations, warranties or covenants contained in this Agreement to which such matter is relevant to the extent it is reasonably apparent on the face of such disclosure that it is relevant to such other representations, warranties or covenants, notwithstanding the presence or absence of an appropriate Schedule with respect to such representations, warranties or covenants or an appropriate cross-reference thereto.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(c)                                  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term “including” shall mean “including without limitation.”

(d)                                 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

12.6                           Amendments and Waivers.  Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.7                           Expenses.  Each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants; provided, that the Shareholders shall be liable for all Transaction Expenses incurred by the Company and the Shareholders in connection with the transactions contemplated by this Agreement, and such Transaction Expenses shall be paid by the Company or the Shareholders on or before the Closing Date, and the Closing Working Capital shall be determined assuming payment of all such amounts.

12.8                           Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.9                           Execution.  This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment, and any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes.

12.10                     Governing Law.  This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

12.11                     References to U.S. Dollars.  All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

12.12                     Further Assurances.  Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

12.13                     Release.  Effective as of the Closing Date, each Shareholder hereby releases and discharges the Company, whether such Shareholder’s capacity as a Shareholder, director or officer, employee or otherwise from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company and such Shareholder, whether such Shareholder’s capacity as a Shareholders, director or officer, employee or otherwise from the beginning of time through the Closing, it being understood, however, that such release shall not operate to release the Company or Buyer from indemnity obligations, if any, under Article 10.  Each Shareholder acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”  Each Shareholder acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist.  Nonetheless, each Shareholder agrees that, effective as of the Closing, such Shareholder shall be deemed to waive any such provision  Each Shareholder further agrees that the Shareholder shall not (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

12.14                     No Rescission.  Except in the event of fraud, no Party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

ARTICLE 13

DEFINITIONS

13.1                           Definitions.  In this Agreement, the following terms have the meanings specified in this Section 13.1.

“Action” means any action, claim, charge, complaint, lawsuit, legal proceeding, litigation, investigation, inquiry, subpoena or arbitration.

“Affiliate” means, with respect to any Person, (i) any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person or (ii) any immediate family member of such Person.

“Business” has the meaning set forth in Section 7.3(a).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Technology and Intellectual Property Rights (including Company Registered Intellectual Property Rights) that are owned by, or exclusively licensed to, the Company.

“Company Products” means all products, software or service offerings that have been sold, distributed, made commercially available, provided or otherwise disposed of by or for the Company or which the Company intends to sell, distribute, make commercially available, provide or otherwise dispose of in the future, including any products or service offerings under development.

“Company Registered Intellectual Property Rights” means all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company.

“Company Source Code” means, collectively, any Software source code, any material portion or aspect of Software source code, or any material proprietary information or algorithm contained in or relating to any Software source code, owned by Company or embodied or incorporated in, or used to provide, any Company Product.

“Contract” means any written or oral contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract to which the Company is a party.

“Copyrights” means all copyrights, copyrights registrations and applications therefor, all moral rights, mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“Court Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

“Environmental Laws” means all federal, state, local or foreign Laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of Law, restrictions and licenses pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any other Law, order, judgment or decree relating to health, safety or the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Government Prime Contract or Government Subcontract, together with any modifications, amendments or waivers thereto, as to which either (a) any performance is outstanding; (b) the Government has not made final payment; (c) any routine cost audits have not been completed; or (d) there is any outstanding audit, investigation, or dispute.  A task order or delivery order is not itself defined herein as a Government Contract but is considered to be included as a part of the Government Contract under which it was issued.

“Government Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, or purchase order between the Company and any state or the Federal government.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, or purchase order between the Company and any higher-tier contractor with respect to a Government Prime Contract.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Holdback Amount” means Five Hundred Thousand Dollars ($500,000).

“Holdback Period” means the period from the Closing Date until the one (1) year anniversary of the Closing Date.

“Indebtedness” means, as applied to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all obligations for the deferred purchase price of assets or properties, (d) all indebtedness of such Person secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker’s acceptances or letters of credit, (g) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above, and (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property Contract” means any written Contract to which Company is a party with respect to any Technology or Intellectual Property Rights, other than “shrink-wrap” or similar widely available commercial end-user binary code licenses.

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (A) all Patents; (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all Copyrights; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all Trademarks; and (F) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Key Employee Agreements” means the Employment and Non-Competition Agreements to be entered into among Buyer, the Company and the Key Employees in connection with the Closing.

“Key Employees” means James Wrisley, Harry Sparrow and Kim Smith.

“Knowledge” of the Company or Shareholders means the actual knowledge of the Shareholders and the Key Employees, and the Knowledge such individuals would reasonably be expected to have after completion of a reasonable investigation regarding the applicable subject matters.

“Law” means any law, statute, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of a court or any other Governmental Authority.

“Losses” means any and all losses, claims, damages, liabilities, expenses, penalties, fines, reasonable amounts paid in reasonable settlement, obligations and fees  (including court costs and reasonable attorneys’ and accountants’ fees), assessments and Taxes, including, as the context may require, any of the foregoing which arise out of or in connection with any Actions or Court Orders of any Governmental Authority.

“Material Adverse Effect” means any change, circumstance or effect that is materially adverse to the business, assets, financial condition or results of operations of the Company.

“NASDAQ” means the NASDAQ National Market.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of any Party, and has not done so within the two (2) year period prior thereto.

“Net Working Capital Adjustment” means the adjustments to be made to the Purchase Price in respect of the Company’s Working Capital pursuant to Sections 1.5 and 1.6.

“Open Source Materials” means any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority or any other Person, necessary for the conduct of, or relating to the operation of, the Company.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending at the close of business on the Closing Date.

“PTO” means the United States Patent and Trademark Office.

“Registered Intellectual Property Rights” means all United States, international and foreign: (A) Patents; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyright registrations and applications; and (D) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Schedules” means the schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all computer software and code, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, source code,

object code, data (including image and sound data) and user interfaces, in any form or format, however fixed.  Software shall include source code listings and documentation.

“Straddle Period” means any Tax Period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means Four Hundred Fifty Thousand Dollars ($450,000).

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing, or on such interest, penalty or addition to tax.

“Tax Claim” means any claim arising from a breach of a representation or covenant set forth in Sections 3.8 or 7.1 or any claim arising in connection with the Shareholders’ obligations under Section 7.2.

“Tax Period” means any period prescribed by any Tax authority for which a Tax Return is required to be filed and/or for which a Tax is required to be paid.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means any or all of the following: (A) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in Software or otherwise, documentation, designs, files, records and data; (B) inventions (whether or not patentable), improvements, and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know-how and techniques; (D) databases, data compilations and collections and technical data; (E) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; and (F) all instantiations of the foregoing in any form and embodied in any media.

“Trademarks” means all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.

“Transaction Documents” means, when used in reference to a particular Person, any agreement, document or instrument to be executed by such Person in connection with the transactions contemplated hereby.

“Transaction Expenses” means the amount required to pay all expenses of the Company (prior to the Closing) and the Shareholders incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement and the Closing, including fees and disbursements of attorneys, accountants and other advisors and service providers payable by the Company (prior to the Closing) or the Shareholders pursuant to Section 12.7.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Working Capital” means (a) the sum of the Company’s current assets including all cash and cash equivalents, accounts receivable (including unbilled accounts receivables, but less an allowance for doubtful accounts), prepaid expenses and other current assets, less the sum of (ii) the Company’s current liabilities including accounts payable, advanced billings, taxes payable, accrued expenses, cash overdrafts, payroll liabilities payable, customer deposits, benefit plans and tax accruals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed or caused this Stock Purchase Agreement to be executed and delivered as of the day and year first above written.

“BUYER”:

SM&A,
a Delaware corporation

By:	/s/ Steve D. Handy
	Name:	Steve D. Handy
	Title:	Senior Vice President and
Chief Financial Officer

“COMPANY”:

PERFORMANCE MANAGEMENT
ASSOCIATES, INC., a California corporation

By:	/s/ James A. Wrisley
Name: James A. Wrisley
Title: President

“SHAREHOLDERS”:

/s/ James A. Wrisley
JAMES A. WRISLEY

/s/ Paulette Wrisley
PAULETTE WRISLEY